Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE UROGEN PHARMA LTD. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION UROGEN PHARMA LTD. CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL

Execution Version

ASSET PURCHASE AGREEMENT

BETWEEN

ICONOVIR BIO, INC.,

UROGEN PHARMA, INC.

AND

UROGEN PHARMA LTD.

Dated as of

February 14, 2025

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 14, 2025, is made by and between UroGen Pharma Ltd., a company organized under the laws of Israel (“Parent”), UroGen Pharma, Inc., a Delaware corporation (“Buyer”), and IconOVir Bio, Inc., a Delaware corporation (“Seller”).

A.  Seller is developing a product candidate named ICVB-1042 (“ICVB-1042”); and

B.  Seller wishes to sell to Buyer, and Buyer wishes to (a) purchase (or cause its Affiliates to purchase) from Seller the Transferred Assets (as defined herein) and (b) assume (or cause its Affiliates to assume) the Assumed Liabilities (as defined herein), in each case, upon the terms and subject to the conditions set forth in this Agreement.

Now, Therefore, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1

DEFINITIONS

Section 1.1    Definitions.

As used in this Agreement, the following terms have the meanings set forth below:

“Accounting Firm” means a nationally recognized independent (as to Buyer and Seller) accounting firm reasonably acceptable to Buyer and Seller.

“Accounting Standards” means, with respect to a Selling Party and the calculation of Net Sales for the purposes of this Agreement, U.S. GAAP or International Financial Reporting Standards as issued by the International Accounting Standards Board, as applicable, in each case, which are currently used at the relevant time and consistently applied by the applicable Selling Party.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person, but for only so long as such control exists (and for this purpose, the term “control” means the power to direct the management and policies of a Person (directly or indirectly), whether through ownership of voting securities, by Contract or otherwise (and the terms controlling and controlled have meanings correlative to the foregoing)).

“Agreement” has the meaning set forth in the preamble.

“Allocation Methodology Schedule” has the meaning set forth in Section 7.5(d).

“Allocation Statement” has the meaning set forth in Section 7.5(d).

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Confidentiality Agreement, and the other documents, instruments, exhibits, annexes, schedules or certificates contemplated hereby and thereby.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit A and executed concurrently with the execution and delivery of this Agreement, to effect the assignment of the Transferred Assets as contemplated by this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Bill of Sale” means a Bill of Sale, substantially in the form attached hereto as Exhibit B and executed concurrently with the execution and delivery of this Agreement to transfer the Transferred Assets to Buyer as contemplated by this Agreement.

“Biosimilar Competition” means, with respect to an ICVB-1042 Product in a jurisdiction and a Calendar Quarter, that the aggregate number of units of all Biosimilar Products to such ICVB-1042 Product sold in such jurisdiction in such Calendar Quarter is at least twenty-five percent (25%) of the sum of the number of units of such ICVB-1042 Product sold in such jurisdiction in such Calendar Quarter and the aggregate number of units of all such Biosimilar Products sold in such jurisdiction in such Calendar Quarter, where unit volume sales will be identified and calculated based on relevant information published by IQVIA, any successor to IQVIA, or any other similar Third Party source reasonably agreed upon by the Parties.

“Biosimilar Product” means, with respect to an ICVB-1042 Product sold by or on behalf of a Milestone Party in a jurisdiction, any pharmaceutical/biologic product that: (a) is sold in such jurisdiction under an independent marketing authorization by a Third Party that is not a licensee of a Milestone Party and did not purchase or acquire such product in a chain of distribution that included a Milestone Party; and (b) has received such marketing authorization as a “generic medicinal product,” “biosimilar,” “bioequivalent,” “similar biological medicinal product,” or similar designation by the applicable Regulatory Authority in such jurisdiction, pursuant to an approval process in accordance with the then-current rules and regulations in such jurisdiction, whereby the “reference medicinal product,” “reference listed product” or similar designation used in such marketing authorization in such jurisdiction relies upon or references such ICVB-1042 Product as the reference product, including through the pathway under Section 505(b)(2) of the FFDCA or Section 505(j) of the FFDCA or Section 351(k) of the Public Health Service Act (or similar pathways outside the U.S.) or Article 10 of Directive 2001/83/EC.

“BLA” means a Biologics License Application (as defined in 42 U.S.C. § 262, 21 C.F.R. § 601.2(a), as amended from time to time) submitted to the FDA, or any foreign counterpart to the foregoing filed with any Regulatory Authority outside of the United States, in each case, including all amendments and supplements thereto.

“Business” means the pre-clinical and clinical research and development (including formulation and manufacturing development and analytical method development) of Products as conducted by Seller and its Affiliates immediately prior to the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are permitted or required to close by applicable Law.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Buyer Schedules” means, collectively, the disclosure schedules, dated as of the date hereof, delivered by Parent and Buyer to Seller, as supplemented or amended in accordance with this Agreement, which forms a part of this Agreement.

“Calendar Quarter” means the three (3)-month period commencing on January 1, April 1, July 1, and October 1 during a given Calendar Year (defined below).

“Calendar Year” means the twelve (12)-month period commencing on January 1 and ending on December 31 of a given year.

“Clinical Supply” means all of Seller’s inventory of active pharmaceutical ingredients and drug product for all Products.

“Clinical Trial” means that certain clinical trial entitled “Phase 1 First-in-Human Dose Escalation and Expansion Study to Assess Safety and Tolerability of Intravenous Administration of ICVB-1042 in Patients with Advanced Solid Tumors” (ClinicalTrials.gov ID: NCT05904236.)

“Closing” and “Closing Date” have the respective meanings set forth in Section 4.1.

“Code” means the United States Internal Revenue Code of 1986.

“Combination Product” means a Product that contains a Construct as an active ingredient and includes at least one additional active therapeutic ingredient other than a Construct (each, an “Other Active”), either as a fixed dose combination, co formulated product or sold in a single package or container, or otherwise co-prescribed or bundled as a single unit, and sold for a single price. Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active therapeutic ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR § 210.3(b)(7).

“Commercially Reasonable Efforts” means that level of efforts and resources consistent with the commercially reasonably practices typically devoted by a pharmaceutical company of similar size and resources to Buyer to the development, manufacture and commercialization of a pharmaceutical or biologic product of similar commercial potential at a similar stage in its lifecycle based on conditions then prevailing, in each case taking into account all relevant factors, including issues of safety and efficacy, product profile, the proprietary position of such product (including patent coverage and regulatory exclusivity), actual or anticipated Regulatory Authority approved labeling, the nature and extent of development, manufacturing and commercialization costs, time required for and likelihood of obtaining Regulatory Approval (including pricing approval), actual or anticipated product pricing and reimbursement, actual or projected profitability, and the competitiveness of products or therapies under development or in the marketplace. When determining Commercially Reasonable Efforts, any payments payable by Buyer to any Third Party to effect the development, manufacture and commercialization or to Seller under this Agreement may be considered. Commercially Reasonable Efforts will be determined on a country-by-country basis and the Parties acknowledge that the standard may change over time.

“Confidentiality Agreement” has the meaning set forth in Section 7.1(a).

“Construct” means ICVB-1042 or any other adenovirus, or any derivative or modification of an adenovirus, developed or conceived by or on behalf of Seller or any of its Affiliates.

“Contract” means any legally binding contract, subcontracts, agreement, instrument, lease, license, commitment, sales and purchase orders, and other instruments, arrangements or understandings of any kind, together with amendments, modifications and supplements thereto.

“Control” means, with respect to any document, information, material or Intellectual Property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to sell, transfer or assign or grant a license, sublicense or other right (including the right to reference any regulatory documentation) to or under such document, information, material, or Intellectual Property right to the extent permitted under applicable Law and as provided for herein without violating the terms of any agreement or other Contract with any Third Party.

“Covers” means, with respect to a particular Patent and a composition of matter, article or method (including methods of use and methods of manufacture), such as a referenced product, activity or service, that such Patent would be infringed by the unauthorized making, use, sale, offer for sale, sale, copying, distribution, display, practice, performance, import, export, lease or other disposition, of such composition of matter, article or method.

“cGMP” means current good manufacturing practices as defined in the U.S. Code of Federal Regulations, 21 C.F.R. Parts 210 et seq., and any successor regulatory schemes, as well as any corresponding requirements in other regulatory jurisdictions.

“Dollars” means U.S. dollars.

“EMA” means the European Medicines Agency or any successor agency thereto.

“Encumbrance” means any mortgage, charge, lien, security interest, easement, right of way, pledge restriction or encumbrance of any kind.

“Enforceability Exceptions” has the meaning set forth in Section 5.2.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Contracts” has the meaning set forth in Section 2.2(b)(ix).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time.

“First Commercial Sale” means, with respect to a Product and a country, the first sale for monetary value for use or consumption by the Third Party end user of such Product in such country after all Regulatory Approvals for the sale of such Product in such country have been granted by the applicable Regulatory Authority or Governmental Authority of such country. Sales prior to receipt of all Regulatory Approvals for such Product in such country, such as so called “treatment IND sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

“Fraud” means, with respect to any Person, intentional common law fraud under Delaware Law in the making of one or more of the representations and warranties set forth in this Agreement or any Ancillary Agreement.

“Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Seller Organization; Good Standing), Section 5.2 (Authority; Enforceability), Section 5.3 (No Conflicts), Section 5.5 (Title to Transferred Assets), Section 5.9 (Brokers), Section 5.12 (Taxes), Section 6.2 (Authority; Enforceability), and Section 6.10 (Valid Issuance).

“Governmental Authority” means any supra-national, federal, foreign, national, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction, including Regulatory Authorities.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Healthcare Laws” means the applicable Laws of all Regulatory Authorities relating to the research, development, testing, manufacture, handling, production, preparation, propagation, compounding, conversion, pricing, labeling, packaging, marketing, promotion, sale, distribution, coverage, or reimbursement of a drug, device, biological or other medical item, supply or service, including the FFDCA, the Public Health Service Act, 42 U.S.C. § 201 et seq., the Medicare statute, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll, the Medicaid statute, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5; the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the criminal false regulatory authority statements law, 42 U.S.C. § 1320a-7b(a); the federal False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; the Exclusions Law, 42 U.S.C. § 1320a 7; the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152); the Health Insurance Portability and Accountability Act, 42 U.S.C. §§ 1320d et seq., as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq. and their implementing regulations (collectively, “HIPAA”); the federal criminal fraud statutes at 18 U.S.C. §§ 286, 287, 1347 and 1349; the federal Physician Self-Referral Law, 42 U.S.C. §1395nn; the Physician Payment Sunshine Act, 42 U.S.C. § 1320a-7h; all Laws concerning beneficiary inducement, false claims, false billing, false coding, reimbursement and reassignment, or financial relationships with referral sources; all Laws regarding health record documentation or related record retention requirements, prior authorizations and pre-certifications, or medical necessity; all Laws pursuant to which Permits are issued; and all similar state or local Laws that address the subject matter of the foregoing.

“ICVB-1042 Product” means any Product, including a Combination Product that incorporates or comprises ICVB-1042. Two ICVB-1042 Products shall be considered distinct only if they contain different active ingredients.

“Inbound Licenses” has the meaning set forth in Section 5.13(e).

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Intellectual Property” means (a) Patents; (b) Know-How; (c) works of authorship, copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) software and database rights; (f) copies and tangible embodiments and expressions (in whatever form or medium), all improvements and modifications and derivative works of any of the foregoing; and (g) all rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“IT Systems” means all information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data or information used in or necessary for the conduct of the business of the Seller or its Affiliates at any time, including without limitation, any such systems hosted or operated by a third party for or on behalf of the Company or used in connection with the business of the Seller or its Affiliates.

“IRS” means the United States Internal Revenue Service.

“Know-How” means technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes and formulae, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data.

“Knowledge” of Seller or Buyer, as the case may be, means all such facts, circumstances or other information, of which [***] is actually aware or would reasonably be expected to have become aware after (and assuming) a due inquiry under the circumstances.

“Law” means any applicable law, judgment, order, decree, statute, ordinance, rule, code, regulation, directive or other requirement or rule of law enacted, issued or promulgated by any Governmental Authority.

“Liability” means any debt, liability, claim, expense, Tax, commitment or obligation of whatever kind, whether known or unknown, direct or indirect, accrued or fixed, absolute or contingent, due or to become due, matured or not or determined or determinable, vested or unvested, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Intellectual Property” means all Intellectual Property that is Controlled, but not owned (in whole or in part) by Seller or any of its Affiliates.

“Losses” means any and all damages, losses, Liabilities, Taxes, judgments, penalties, costs and expenses actually suffered or incurred and paid (including reasonable legal fees and expenses incurred in investigating and/or prosecuting any claim for indemnification).

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

“Maximum Number of Securities” means the maximum dollar amount or maximum number of securities that can be sold in an underwritten offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering.

“Milestone Parties” means, collectively, Buyer, its Affiliates, and any other Person (such as a licensee) who is granted, receives or otherwise is transferred rights to commercialize ICVB-1042 Products (in whole or in part), excluding any Third Party conducting services on behalf of any of the foregoing and excluding distributors that purchase ICVB-1042 Products from any of the foregoing.

“Milestone Payment” has the meaning set forth in Section 3.2(b).

“Net Sales” means, with respect to an ICVB-1042 Product, the gross amounts invoiced for sales or other dispositions of such ICVB-1042 Product by or on behalf of any Milestone Party (each, a “Selling Party”) to Third Parties (including wholesalers or distributors) in bona fide arm’s length transactions, less the following deductions in each case actually allowed and taken with respect to such ICVB-1042 Product, determined in each case in accordance with Accounting Standards:

(i)    credits or allowances given or made for rejection, recall or return of previously sold ICVB-1042 Product or for retroactive price reductions and billing errors;

(ii)    cash and non-cash coupons, co-payment support programs, discounts (including cash, trade and quantity), rebates, chargeback payments, administrative fees (e.g., Federal Supply Schedule-Industrial Funding Fee, administration rebates for all chargeback units sold to Big 4/OGA contracted entities, etc.) and any other similar allowances granted to any non-related party (including to managed health care organizations, group purchasing organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursors, or to trade customers (and other similar entities and institutions));

(iii)    compulsory payments, price reductions, and cash rebates imposed on, negotiated with, or otherwise paid on sales of such ICVB-1042 Product paid to a Governmental Authority (or agent thereof) pursuant to applicable Law by reason of any national or local health insurance program or similar program, including fees levied by a Governmental Authority as a result of applicable Law;

(iv)    Taxes, duties, or other governmental charges (including any Tax such as a value added or similar Tax, other than any Taxes based on income) directly levied on or measured by the billing amount for such ICVB-1042 Product, as adjusted for rebates and refunds, reimbursements and credits;

(v)    amounts written off by reason of uncollectible debt, provided that if the debt is thereafter paid, the corresponding amount will be added to the Net Sales of the period during which it is paid; and

(vi)    amounts invoiced for freight out, postage, customs charges, shipping, insurance, packaging materials and other transportation and handling charges for delivery of such ICVB-1042 Product.

In no event will any particular amount identified above be deducted more than once in calculating Net Sales. Net Sales will be calculated on an accrual basis, in a manner consistent with Accounting Standards. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up in accordance with Accounting Standards, and Net Sales and related payments under this Agreement shall be reconciled as appropriate. Sales of ICVB-1042 Products among Buyer and other Milestone Parties shall be excluded from the computation of Net Sales, but the subsequent resale of an ICVB-1042 Product to a Third Party shall be included within the computation of Net Sales. The supply of ICVB-1042 Products as samples in reasonable quantities for charitable or promotional purposes, for use in non-clinical trials or clinical trials or any test or other studies reasonably necessary to comply with any applicable Laws, or other instances that are otherwise normal and customary in the industry where reasonable quantities of ICVB-1042 Product is supplied free of charge or at a cost no higher than the fully burdened manufacturing cost for such ICVB-1042 Product shall not be included in the computation of Net Sales.

If an ICVB-1042 Product is a Combination Product in a country, the Net Sales for such Combination Product in such country for the applicable reporting period shall be calculated as follows:

(a)    If both (x) a product containing ICVB-1042 as its sole active ingredient (the “Mono Product”) and (y) the Other Active are sold separately in such country in the same dosage and form as the Combination Product during the applicable reporting period, then Net Sales for the Combination Product shall be calculated by multiplying the Net Sales amount for the Combination Product during the applicable reporting period, calculated as set forth above, by the fraction A/(A+B), where A is the weighted average per unit selling price in such country of the Mono Product sold separately (without any Other Active) in the same formulation and dosage in a comparable indication, and B is the weighted average per unit selling price in such country of the Other Active (in the same formulation and dosage in a comparable indication as in the Combination Product) in the Combination Product, as applicable, in each case sold separately during such reporting period.

(b)    If both the Mono Product or Other Active(s) in the Combination Product are sold separately in such country during such reporting period, but not at an equivalent dosage or form as contained in the Combination Product, then the price when sold separately shall be adjusted proportionally based on dosage or form to determine the imputed price of a product containing the relevant dosage or form of the relevant active ingredient when sold separately, which dosage is equivalent to that of the Combination Product.

(c)    If the Mono Product is sold separately in such country during such reporting period but products containing as their sole active ingredients the Other Actives in such Combination Product are not sold separately in such country during such reporting period, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: “A” is the weighted average per unit selling price for the Mono Product during such reporting period in such country, and “C” is the weighted average per unit selling price for such Combination Product in such country during such reporting period.

(d)    If neither ICVB-1042 nor the Other Active(s) were sold separately in such country during the applicable reporting period at any dosage strength, then Net Sales will be agreed to by the Parties in good faith based on the relative value contributed by ICVB-1042 and the Other Active(s) and each Party’s agreement shall not be unreasonably withheld, conditioned or delayed. If the Parties cannot agree on the calculation of Net Sales despite good faith negotiation, either Party may then refer such matter to the Senior Executives for attempted resolution during a period of fifteen (15) Business Days. If, following such escalation, the Parties are still unable to agree upon the allocation of value in such Combination Product, then either Party wishing for further resolution shall refer such matter to be determined by a single Third Party independent valuation expert with not less than fifteen (15) years of experience in the biotechnology or pharmaceutical industry, including experience in connection with the commercialization, pricing and reimbursement of biological combination products, to be appointed by mutual agreement of Buyer and Seller (the “Expert”), provided that if the Parties are unable to agree upon a suitable Expert, each Party shall select a suitable independent individual that is a Third Party, and such two individuals shall select the Expert responsible for determining the dispute. The decision of the Expert shall be binding on the Parties absent any undisclosed conflict of interest or manifest error. The Parties shall share equally the fees charged by the Expert.

“Net Sales Milestone” means cumulative aggregate worldwide Net Sales of all ICVB-1042 Products equal to or in excess of [***].

“Non-Transferable Asset” has the meaning set forth in Section 2.4.

“Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business through the date hereof consistent with past practice.

“Organizational Documents” means the articles or certificate of formation or incorporation, bylaws, limited liability company agreement, operating agreement, partnership agreement or other governing documents of an entity.

“Owned Product Intellectual Property” means Product Intellectual Property that is owned or purported to be owned by Seller or its Affiliates.

“Parent” has the meaning set forth in the preamble.

“Parent Shares” means the ordinary shares of Parent, par value NIS 0.01 per share.

“Party” or “Parties” means the parties to this Agreement.

“Patents” means patents, patent applications and patent disclosures, together with any reissuances, provisionals, divisionals, substitutions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, in all instances including the United States and all foreign equivalents anywhere throughout the world.

“Patent Documents” means all (a) prosecution files for each of the Patents included in the Transferred Assets and any other Patents for which Seller or its Affiliate is responsible for filing or prosecution; (b) assignment agreements and all inventor assignment agreements; and (c) documents, records, and files in the possession and Control of Seller, its counsel, or its agents with respect to (i) the conception and reduction to practice (and diligence in reduction to practice) of the inventions of any of the Patents included in the Transferred Assets, or (ii) the filing, prosecution, registration, continuation, continuation-in-part, reissuance, correction, enforcement, defense, and maintenance of the Patents included in the Transferred Assets and any other Patents for which Seller or its Affiliate is responsible for filing or prosecution.

“Permits” means all consents, approvals, authorizations, certificates, filings, notices, permits, concessions, registrations, franchises, licenses or rights of or issued by any Regulatory Authority or other Governmental Authority, including Regulatory Approvals.

“Permitted Encumbrances” means: (i) statutory Encumbrances for Taxes that are not yet due and payable; (ii) Encumbrances imposed by applicable Law (including materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and transfer restrictions imposed by national, federal or state securities laws); and (iii) pledges or deposits to secure obligations under applicable Law to secure public or statutory obligations.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Authority or other entity.

“Personal Data” means any information or data that either (i) is defined as “personally identifiable information,” “personal data,” “personal information,” or other similar term by any applicable Privacy Requirements, or (ii) relates to an identified or identifiable natural person, or that is reasonably capable of being used to identify, contact, or precisely locate a natural person.

“Post-Closing Transferred Contracts” has the meaning set forth in Section 2.4(c).

“Privacy Laws” means each applicable Law and all binding regulatory guidance concerning (i) the privacy, secrecy, security, protection, sharing, sale, disposal, international transfer or other Processing of Sensitive Data, and incident reporting and Security Incident notification requirements; (ii) direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including without limitation voice, video, email, phone, text messaging, or otherwise); and (iii) consumer protection.

“Privacy Notice” or “Privacy Notices” means each external or internal, past or present, policy, representation, statement, or notice made by the Seller or its Affiliates, including without limitation, privacy policies published on the Seller’s or its Affiliate’s websites or otherwise made available by the Seller or its Affiliates to any Person (including without limitation, employees, contractors, clinical trial participants, end users or the general public), relating to the Processing of Sensitive Data.

“Proceeding” means any civil, criminal, judicial, administrative or arbitral actions, suits, hearings, litigation, proceedings (public or private), claims, investigations by or before a Governmental Authority, arbitrator, mediator or expert.

“Process” or “Processing” means any operation or set of operations, with respect to data or information, whether or not by automated means, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure, or destruction of such data, or any other operation that is otherwise considered “processing” or similar term under applicable Privacy Laws.

“Product” means any product that incorporates or comprises a Construct, in any form, formulation or route of administration, including any Combination Product.

“Product IND” means the investigational new drug application authorized by the FDA with respect to ICVB-1042 and identified as IND 29086.

“Product Intellectual Property” means the Intellectual Property Controlled by Seller or any of its Affiliates that is necessary for, or specifically relates to, the development, manufacture, use, commercialization or other exploitation of any Product. All Registered Intellectual Property existing as of the Closing Date is listed on Schedule 5.13(a) of the Seller Schedules.

“Purchase Price” has the meaning set forth in Section 3.1(c).

“Records” has the meaning set forth in Section 2.2(a)(ii).

“Registered Intellectual Property” has the meaning set forth in Section 5.13(a).

“Registrable Shares” means the Parent Shares; provided, however, that a security shall cease to be a Registrable Share upon the earliest to occur of the following: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of the such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration Statement” means any registration statement that covers the Registrable Shares pursuant to the provisions of this Agreement, including the prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Regulatory Approval” means, with respect to a product in the applicable regulatory jurisdiction, all permits, licenses, certificates, approvals, clearances, or other notifications or authorizations of or recognized by the applicable Regulatory Authority necessary to conduct clinical trials of, commercially manufacture, distribute, market, sell and/or use such product in such regulatory jurisdiction in accordance with applicable Law (including BLAs, pricing and reimbursement approvals (where required for commercial sale), pre- and post-approval marketing authorizations, labeling approvals and all supplements and amendments to any of the foregoing).

“Regulatory Authority” means any applicable supranational, federal, foreign, national, regional, state, provincial, local or municipal regulatory agencies, departments, bureaus, commissions, councils or other Governmental Authority (including the FDA) and EMA regulating or otherwise exercising authority over the testing, development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of pharmaceutical products in a given jurisdiction, having regulatory jurisdiction over the manufacture, distribution, and sale of pharmaceutical products in the Territory, and any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.

“Regulatory Exclusivity” means, with respect to any country or other jurisdiction in the Territory, any market protection, exclusive marketing rights or data exclusivity rights, other than Patent protection, conferred by any Regulatory Authority in such country or other jurisdiction with respect to an ICVB-1042 Product that prevents (a) such Regulatory Authority from granting any Regulatory Approval of a Third Party product in such country or other jurisdiction that is biosimilar to or interchangeable with such ICVB-1042 Product, or (b) any Third Party from making a cross reference to data regarding such ICVB-1042 Product held by such Regulatory Authority, including orphan drug exclusivity, new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, data exclusivity, pediatric exclusivity, rights conferred in the United States under Section 351 of the Public Health Service Act, 42 U.S.C. §262, as amended, or the Drug Price Competition and Patent Term Restoration Act (21 U.S.C. §355), as amended, or in the European Union under Directive 2001/83/EC, as amended, and Regulation (EC) No. 1901/2006, as amended, or rights similar thereto in other countries or regulatory jurisdictions.

“Representatives” means the directors, officers, employees, agents, or advisors (including attorneys, accountants, investment bankers, financial advisers and other consultants and advisors) of the specified Party hereto.

“Restricted Period” has the meaning set forth in Section 7.7(a).

“Retained Permits” has the meaning set forth in Section 2.2(a)(v).

“Right of Reference” means (a) in the United States, a “right of reference or use,” as such term is defined in 21 CFR 314.3(b); or (b) in any other country or jurisdiction, the equivalent authority to rely upon, and otherwise use, an investigation or investigational product dossier for the purpose of filing and conducting a clinical trial, or obtaining approval of a new drug application, marketing authorization or other similar Regulatory Approval, including the ability to make available the underlying raw data for audit by the applicable Regulatory Authority in such country or other jurisdiction, if necessary.

“Royalty-Bearing Patent” means all Patents included in the Transferred Assets, and all Patents that claim priority thereto or issue therefrom, that in each case claim the composition of matter or method of use for an approved indication of ICVB-1042.

“Royalty Payments” means the payments Buyer is required to make to Seller pursuant to Section 3.3.

“Royalty Report” has the meaning set forth in Section 3.5(a).

“Royalty Term” has the meaning set forth in Section 3.3(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means (i) any actual or reasonably suspected unauthorized, unlawful, or accidental loss of, damage to, access to, acquisition of, use, alteration, acquisition, encryption, theft, modification, destruction, unavailability, disclosure of, or other Processing of Sensitive Data, or (ii) any damage to, or unauthorized, unlawful, or accidental access to, theft of, or use of, any IT Systems.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Seller Schedules” means, collectively, the disclosure schedules, dated as of the date hereof, delivered by Seller to Buyer, as supplemented or amended in accordance with this Agreement, which forms a part of this Agreement.

“Seller Taxes” means (a) all Taxes arising from or with respect to the Business or the Transferred Assets that are incurred in or attributable to any Pre-Closing Tax Period; (b) all Taxes of or imposed on Seller or any Affiliate of Seller for any Tax period or portion thereof; (c) all Taxes relating to the Excluded Assets or Excluded Liabilities, (d) all Liabilities under any Tax allocation, sharing or similar agreement entered into by Seller or any Affiliate of Seller prior to the Closing and (e) Seller’s share of any Transfer Taxes pursuant to Section 7.5(b).

“Senior Executives” means, with respect to Seller, the Chief Executive Officer or his or her designee, and with respect to Buyer, the Chief Executive Officer or his or her designee.

“Sensitive Data” means all proprietary, sensitive, regulated, and confidential information (including without limitation Personal Data) of Seller or its Affiliates.

“Straddle Period” means, in respect of any property or similar ad valorem Taxes, any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Tax(es)” means all U.S. federal, state, and local and non-U.S. taxes, assessments, and other governmental charges, duties, impositions, and liabilities of any kind whatsoever in the nature of taxes, including income, gross receipts, profits, franchise, license, registration, capital stock, sales, use, value added, ad valorem, property, transfer, stamp, payroll, employment, occupation, severance, unemployment, social security, excise, recapture, premium, alternative, estimated, customs, and withholding taxes, together with all interest, penalties, and additions with respect thereto.

“Tax Contest” means any Tax audit, claim, dispute, examination, investigation, or other Proceeding in respect of Tax matters.

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement, claim for refund, and other forms and documents (including all schedules, exhibits and other attachments thereto and including all amendments thereof) relating to Taxes or filed or required to be filed with any Governmental Authority.

“Term Sheet” means that certain Non-Binding, Confidential Term Sheet, dated as of [***], by and between Buyer and Seller.

“Territory” means worldwide.

“Third Party” means any Person, other than the Parties and their Affiliates.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Trading Day” means any day on which the primary market on which Parent Shares are listed as open for trading.

“Transaction Agreements” means this Agreement and the Ancillary Agreements.

“Transaction Dispute” has the meaning set forth in Section 9.12(a).

“Transfer Taxes” has the meaning set forth in Section 7.5(b).

“Transferred Assets” has the meaning set forth in Section 2.2(a).

“Transferred Contracts” has the meaning set forth in Section 2.2(a)(i).

“Transferred Records” has the meaning set forth in Section 2.2(a)(ii).

“Transferred Regulatory Documentation” has the meaning set forth in Section 2.2(a)(v).

“Treasury Regulations” means the regulations promulgated under the Code.

“U.S.” means the United States of America.

“U.S. GAAP” means U. S. Generally Accepted Accounting Principles.

“Valid Claim” means (a) a claim of any issued and unexpired Royalty-Bearing Patent (but not a patent application, which is addressed in subpart (b)) whose validity, enforceability, or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, Governmental Authority, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal; or (b) a claim of a pending patent application included within the Royalty-Bearing Patents that was filed and is being prosecuted in good faith and has not been abandoned, finally rejected, or finally disallowed without the possibility of appeal or refiling of the application; provided that such pending application has not been pending for more than seven (7) years after the filing date for such application. If a claim of a patent application that ceased to be a Valid Claim under the foregoing subclause (b) because of the passage of time later issues as a part of a patent within the foregoing subclause (a), then it shall again be considered a Valid Claim effective as of the issuance of such patent.

“Willful Breach” means a breach that is a consequence of an act or omission knowingly undertaken or omitted by the breaching Party with the intent of causing a breach of this Agreement.

SECTION 2

SALE AND PURCHASE OF TRANSFERRED ASSETS

Section 2.1    Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement and subject to Section 2.4, at the Closing, Seller and its Affiliates shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller and its Affiliates all right, title and interest of Seller and its Affiliates in, to and under the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 2.2    Transferred Assets; Excluded Assets.

(a)    The term “Transferred Assets” means only the following assets of Seller and its Affiliates, but in any event excluding the Excluded Assets:

(i)    the Contracts listed in Schedule 2.2(a)(i) of the Seller Schedules, which are solely used or held for use in the conduct of the Business (the “Transferred Contracts”); provided that Buyer shall not assume any Post-Closing Transferred Contracts at the Closing, but shall assume any such Post-Closing Transferred Contracts on the date immediately following date on which the close-out of the Clinical Trial is completed when the Post-Closing Transferred Contracts are deemed to be sold, conveyed, assigned, transferred and delivered to Buyer pursuant to Section 2.4(c) (the “Post-Closing Transferred Contracts Transfer Date”);

(ii)    all supplier and consultant lists, data, specifications, development reports, account lists, distribution lists, batch records, development and commercialization plans and life cycle management data including market research, correspondence (in all cases, in any form or medium) and scientific records and files (including laboratory notebooks and invention disclosures) (collectively, “Records”), in each case, solely and specifically related to the Business other than any Excluded Assets (collectively, the “Transferred Records”);

(iii)    copies of material Tax Returns and other Tax books and records, workpapers, and correspondences to the extent related solely to the Business or the Transferred Assets (excluding, for the avoidance of doubt), Seller’s income Tax Returns and other Tax books and records not solely related to the Business or the Transferred Assets;

(iv)    all rights to causes of action, lawsuits, judgments, claims, counterclaims, rights of recovery and demands exclusively related to the Transferred Assets (other than rights to refunds for Taxes), in each case, other than with respect to the Tangible Assets, to the extent arising or accruing after the Closing, and with respect to the Tangible Assets, regardless of whether the claim arises or accrues prior to or after the Closing;

(v)    all (A) applications (including a copy of the Product IND), submissions, registrations, or notifications submitted to a Regulatory Authority for the purpose of obtaining, updating or maintaining any Regulatory Approval, in each case including any investigational medicinal product dossier solely and specifically relating to the Business, including ICVB-1042, (B) correspondence with or to Regulatory Authorities (including Regulatory Approval letters, and official contact reports with any Regulatory Authorities prior to obtaining any such Regulatory Approvals) solely and specifically related to the assets described in clause (A) above, (C) records contained in the pharmacovigilance and study databases, all adverse drug experience or reaction reports, and investigations of adverse drug experience or reaction reports, in each case, solely and specifically related to the Business, including ICVB-1042, (D) clinical and non-clinical files, studies, reports and other documents or data, including all clinical trial applications and foreign equivalents, contained or referenced in or supporting any of the assets described in clause (A) above, in each case, that were acquired, developed, compiled, collected or generated by Seller or by any Third Party on behalf of Seller, whether before or after the Closing, in each case, that are solely and specifically related to the Business, including ICVB-1042, including all raw data relating to any studies, all case report forms relating thereto, all statistical programs developed (or modified in a manner to the use or function thereof) to analyze such data and all investigator brochures for such studies (including any such data or documents generated following the Closing in connection with the Clinical Trial), (E) all Regulatory Approvals for the Business, including ICVB-1042, and (F) all regulatory or legal rights in any of (A)-(E) ), with the exception of the limited regulatory and legal rights to the Product IND and the related “Study May Proceed” letter issued by the FDA, which are being retained by Seller (collectively, the “Retained Permits”), subject to the rights granted to Seller as set forth in Section 2.6 (the “Transferred Regulatory Documentation”);

(vi)    [Reserved];

(vii)    [Reserved];

(viii)    the tangible assets of Seller that solely and specifically relate to the Business, including any materials, assays, cell lines, cell culture media, cell banks (and any licenses necessary or reasonably useful thereof), virus banks, and chemical or biological materials used for the manufacture of any Construct or Product, all Clinical Supply, all raw and pack materials, work-in-process, finished goods, Products on stability, warehoused stock, supplies and packaging materials relating to the manufacture of the Products, in each case to the extent owned or controlled by Seller or its Affiliates including those listed on Schedule 2.2(a)(viii), but in any event excluding any personal property or equipment described in Section 2.2(b)(i) (collectively, the “Tangible Assets”);

(ix)    all Patent Documents;

(x)    all data contained in laboratory notebooks to the extent relating to any Constructs or Products or the biological, physiological, mechanical or formula properties of the foregoing;

(xi)    all analytical and quality control data relating to any Construct or Products;

(xii)    all market research data, market intelligences and statistical programs used for marketing and sales research with respect to the Products;

(xiii)    all Non-Transferable Assets that are subsequently assigned or transferred pursuant to Section 2.4;

(xiv)    to the extent assignable, all rights under non-disclosure or confidentiality, invention and Intellectual Property assignment agreements executed for the benefit of Seller with current or former employees, consultants, or contractors of Seller or with third parties to the extent solely and specifically related to the assets described in the foregoing clauses (i) – (ix);

(xv)    all Clinical Trial Results and any Intellectual Property resulting from or generated in connection with the Clinical Trial; and

(xvi)    all goodwill associated with any of the assets described in the foregoing clauses (i) – (x).

(b)    Seller and Buyer expressly agree and acknowledge that Buyer is not acquiring any right, title or interest in any assets that are not Transferred Assets, and without limiting the generality of the foregoing, the Transferred Assets expressly exclude the following assets, rights or interests of Seller (collectively, the “Excluded Assets”); provided that, notwithstanding anything herein to the contrary, any asset included on a schedule referenced in Section 2.2(a) shall be a Transferred Asset:

(i)    the Retained Permits;

(ii)    all personal property or personal productivity equipment (including laptops, personal computers, tablets, printers and mobile devices) used by any employees of Seller in the conduct of the Business;

(iii)    Records that are not solely related to the Business, including: (A) the corporate seals, Organizational Documents, minute books and stock books of Seller, (B) personnel records, (B) Records to the extent relating to any Excluded Liability, (C) Records (including accounting Records and Tax Returns) to the extent relating to Taxes paid or payable by Seller or its Affiliates and not solely related to the Business or the Transferred Assets and all financial Records relating to the conduct of the Business that form part of Seller’s general ledger or otherwise constitute accounting Records, (D) file copies of the Records retained by Seller, (E) personnel notes, and (F) all privileged materials not transferred to Buyer;

(iv)    All Tax assets (including duty and Tax refunds and prepayments) of Seller and any of its Affiliates;

(v)    all cash and cash equivalents;

(vi)    all rights of Seller or its Affiliates under this Agreement and the other Transaction Agreements;

(vii)    all insurance policies and binders and all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders;

(viii)    all electronic email except such email that is encompassed in Transferred Records or Transferred Regulatory Documentation;

(ix)    all Contracts other than the Transferred Contracts (“Excluded Contracts”);

(x)    all records and reports prepared or received by Seller or its Affiliates in connection with the sale of the Business or the transactions contemplated hereby, including (A) all analyses relating to the Business or Buyer so prepared or received; (B) all confidentiality agreements with prospective purchasers of the Business or any portion thereof, and (C) all bids and expressions of interest received from Third Parties with respect to the Business;

(xi)    Non-Transferable Assets, subject to Section 2.4; and

(xii)    all computer hardware and networks owned by Seller or its Affiliates.

Section 2.3    Assumption of Certain Liabilities and Obligations.

(a)    On the terms and subject to the conditions set forth in this Agreement and subject to Section 2.4, effective as of the Closing, Buyer shall assume, become responsible for, and thereafter timely pay, perform and otherwise discharge, in accordance with their respective terms, only the following Liabilities, and in each case, no other Liabilities (collectively, the “Assumed Liabilities”): all Liabilities arising under the Transferred Contracts, including all Liabilities for accounts payable, only to the extent that such Liabilities arise or are to be performed or completed on or after the Closing; provided that Buyer shall not assume any Liabilities under the Post-Closing Transferred Contracts at the Closing, but shall assume any such Liabilities effective as of the transfer of such Post-Closing Transferred Contracts on the Post-Closing Transferred Contracts Transfer Date.

(b)    Except to the extent expressly included in the Assumed Liabilities, Buyer will not assume or be responsible or liable for any Liabilities of Seller, including the following (collectively, the “Excluded Liabilities”):

(i)    all Liabilities under any Transferred Contract or any Post-Closing Transferred Contract arising or accruing prior to the Closing Date, including any Liabilities to the extent relating to a breach of or default under any Transferred Contract prior to the Closing Date;

(ii)    all Liabilities under any Post-Closing Transferred Contract arising or accruing on or after the Closing Date and prior to the Post-Closing Transferred Contract Transfer Date, including any Liabilities to the extent relating to a breach of or default under any Post-Closing Transferred Contract prior to the Post-Closing Transferred Contract Transfer Date;

(iii)    all Liabilities associated with the Clinical Trial, whether arising prior to, on or after the Closing Date, including any products Liability, Liability for adverse reactions and Liability for product complaints for Products used by patients or subjects during the Clinical Trial;

(iv)    any Liabilities of Seller to any current or former employee or consultant of Seller or any of Seller’s Affiliates;

(v)    any products Liability, Liability for adverse reactions and Liability for product complaints for Products used by patients or subjects prior to Closing (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability) other than in connection with the Clinical Trial;

(vi)    all Seller Taxes;

(vii)    any Liabilities to the extent related to or arising under any Excluded Asset;

(viii)    any Liabilities to the extent related to or arising under any Excluded Contract;

(ix)    any obligations of Seller under this Agreement and the Transaction Agreements;

(x)    all other Liabilities of Seller to the extent relating to the conduct of the Business or ownership, lease or operation of the Transferred Assets, in each case to the extent arising on or prior to the Closing Date, except as included in the Assumed Liabilities; and

(xi)    any other Liabilities of Seller that are not Assumed Liabilities.

Section 2.4    Assignment of Certain Transferred Assets.

(a)    Notwithstanding the foregoing, this Agreement shall not constitute an agreement for Seller to sell, convey, assign, transfer or deliver to Buyer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom or for Buyer to purchase, acquire, or receive any Transferred Asset or to enter into or fulfil its obligations under the Transaction Agreements if an attempted sale, conveyance, assignment, transfer or delivery thereof, or an agreement to do any of the foregoing, without the consent, authorization or approval of a Third Party (including any Governmental Authority), would constitute a breach or other contravention thereof or a violation of Law. For clarity, any Contract that would otherwise constitute a Transferred Contract, or other asset that would otherwise constitute a Transferred Asset, is not assignable or transferable as contemplated in this Section 2.4(a) (each, a “Non Transferable Asset”), such asset shall not be deemed a Transferred Asset; provided, however, following Seller’s receipt of the relevant consent, authorization or approval, as applicable, Seller shall promptly assign or transfer to Seller the Non-Transferable Asset, and such asset shall thereafter be deemed a “Transferred Asset” for purposes of this Agreement. Schedule 2.4(a) of the Seller Schedules sets forth a list of the Non-Transferable Assets known to Seller as of the date hereof.

(b)    If, on the Closing Date, any such consent, authorization or approval is not obtained, or if an attempted sale, conveyance, assignment, transfer or delivery thereof would constitute a breach or other contravention or a violation of Law, Seller will, on and for forty-five (45) days after the Closing, at no cost to Buyer, promptly use its commercially reasonable efforts to transfer such Non Transferable Asset to Buyer.

(c)    Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement for Seller to sell, convey, assign, transfer or deliver to Buyer at the Closing any of the Transferred Contracts listed on Schedule 2.4(c) of the Seller Schedules (the “Post-Closing Transferred Contracts”), but instead the Post-Closing Transferred Contracts shall be deemed to be sold, conveyed, assigned, transferred and delivered to Buyer on the Post-Closing Transferred Contracts Date and Buyer shall not assume any obligations under the Post-Closing Transferred Contracts until the transfer of such Post-Closing Transferred Contracts is effective on the Post-Closing Transferred Contracts Date.

Section 2.5    Delivery. On or promptly following the Closing, but in no event later than thirty (30) days after the Closing, Seller shall deliver, or cause to be delivered, to Buyer, as applicable, all of the Transferred Assets (other than any Non-Transferable Assets and the Post-Closing Transferred Contracts), which shall be delivered to Buyer in the form and to the location mutually agreed between Buyer and Seller on the Closing Date at Buyer’s sole cost and expense; provided that, to the extent reasonably practicable, Seller shall deliver, or cause to be delivered, to Buyer all of the Transferred Assets (other than any Non-Transferable Assets) through electronic delivery or in another manner reasonably expected and legally permitted to minimize or avoid the incurrence of any transfer or sales Taxes if such method of delivery does not adversely affect the condition, operability, or usefulness of any Transferred Asset. Title to the Tangible Assets shall be conveyed by delivery of such Tangible Assets into Buyer’s possession, provided that Buyer shall be responsible for any shipping or delivery expenses necessary to deliver the Tangible Assets to Buyer’s possession.

Section 2.6    Right of Reference to Product IND. Seller hereby grants to Buyer a perpetual, transferrable and irrevocable Right of Reference to the Product IND. Seller shall provide to FDA, each applicable Regulatory Authority, and Buyer a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate the Right of Reference.

SECTION 3

PURCHASE PRICE

Section 3.1    Purchase Price. In consideration for the Transferred Assets:

(a)    Parent shall, on behalf of Buyer, at Closing, issue to Seller 374,843 Parent Shares; plus

(b)    Buyer shall pay to Seller the Milestone Payment, to the extent earned, as further described below; plus

(c)    Buyer shall pay to Seller the Royalty Payments, to the extent earned, as further described below; and

(d)    Buyer shall assume the Assumed Liabilities pursuant to Section 2.3 (such sum of ((a)-(d)), the “Purchase Price”).

Section 3.2    Milestone Payment.

(a)    Buyer shall pay or cause to be paid to Seller a cash amount equal to Fifteen Million Dollars ($15,000,000) (the “Milestone Payment”) by wire transfer of immediately available funds to an account or accounts designated in advance by Seller upon achievement of the Net Sales Milestone. Payment for the Net Sales Milestone shall be made only once, with respect to the cumulative aggregate worldwide Net Sales of all ICVB-1042 Products.

(b)    Buyer shall provide Seller with written notice, as part of its Royalty Report for the applicable Calendar Quarter, if the Net Sales Milestone is achieved in such Calendar Quarter. The Milestone Payment shall be made by Buyer to Seller along with its Royalty Payment for the Calendar Quarter in which the Net Sales Milestone is achieved.

Section 3.3    Royalty Payments.

(a)    Subject to this Section 3.3, commencing upon the First Commercial Sale of an ICVB-1042 Product in the Territory, on an ICVB-1042 Product-by-ICVB-1042 Product basis, Buyer shall pay to Seller during the Royalty Term, a royalty of [***] of annual, worldwide Net Sales of each ICVB-1042 Product in the Territory (excluding Net Sales of any ICVB-1042 Product in any country in the Territory after the Royalty Term for such ICVB-1042 Product in such country has expired) during each Calendar Year.

(b)    Buyer’s obligation to pay royalties pursuant to this Section 3.3 shall commence, on a country-by-country and ICVB-1042 Product-by-ICVB-1042 Product basis, on the First Commercial Sale of such ICVB-1042 Product in such country and end upon the later to occur of (i) the expiration of the last-to-expire Valid Claim that claims the composition of matter or method of use in an approved indication of ICVB-1042 in such country and (ii) expiration of all Regulatory Exclusivity for such ICVB-1042 Product in such country (“Royalty Term”).

(c)    Notwithstanding Section 3.3(a), on an ICVB-1042 Product-by-ICVB-1042 Product and country-by-country basis during the Royalty Term, if there is Biosimilar Competition for such ICVB-1042 Product in such country, the royalties provided in Section 3.3(a) for such ICVB-1042 Product shall be reduced in such country by [***] commencing the Calendar Quarter in which such Biosimilar Competition first exists in such country and for the remainder of such Royalty Term.

(d)    Notwithstanding Section 3.3(a), if in any Calendar Quarter during the Royalty Term for a given ICVB-1042 Product in a particular country in the Territory, there is no Valid Claim that claims the composition of matter or method of use in an approved indication of ICVB-1042 in such country, then the royalties payable with respect to such ICVB-1042 Product in such country as provided in Section 3.3(a) will be reduced by [***].

(e)    If any Milestone Party pays a royalty, milestone or other payment in connection with a license or other rights under or acquisition of any Intellectual Property owned or controlled by a Third Party that is necessary for the development, manufacture or commercialization of an ICVB-1042 Product (including any payment, costs, or fees in connection with defending or settling any infringement action with respect to such Intellectual Property), then Buyer may credit up to [***] of such payments against the royalties due to Seller on the Net Sales of such ICVB-1042 Product made in the same Calendar Quarter.

(f)    If a Governmental Authority requires any Milestone Party to grant to a Third Party a compulsory license under any Product Intellectual Property with respect to any ICVB-1042 Product, then the royalties payable with respect to such ICVB-1042 Product in the applicable country(ies) as provided in Section 3.3(a) will be reduced by [***] for the remainder of the Royalty Term for such ICVB-1042 Product in such country(ies).

(g)    If, during the Royalty Term for an ICVB-1042 Product in the United States, such ICVB-1042 Product is designated as a Selected Drug by the Secretary of the U.S. Department of Health and Human Services, and a Milestone Party is required to negotiate, and is ultimately subject to, a Maximum Fair Price that is equal to or less than [***] of the then-current price (i.e., prior to application of such Maximum Fair Price) that will apply to sales of such ICVB-1042 Product during the Price Applicability Period, then the applicable royalties payable with respect to such ICVB-1042 Product in the U.S. as provided in Section 3.3(a) will be reduced by [***] during the Price Applicability Period. Capitalized terms used in this Section 3.3(f) and not defined in this Agreement will have the meanings given in United States Code, Title 42.

(h)    Notwithstanding the foregoing in this Section 3.3, with respect to any ICVB-1042 Product in any Calendar Quarter during the Royalty Term for such ICVB-1042 Product, the operation of Sections 3.3(c)-(f) above, individually or in combination, shall not reduce by more than [***] the amount that would otherwise have been due under Section 3.3(a) with respect to Net Sales of such ICVB-1042 Product during such Calendar Quarter (i.e., to a floor of [***]); provided that Buyer may carry forward to subsequent Calendar Quarters any amounts that it was not able to credit under Section 3.3(e) on account of such royalty floor.

Section 3.4    Withholding. Each of Parent and Buyer shall be entitled to deduct and withhold from all amounts payable pursuant to this Agreement all amounts, including Taxes, that Buyer is required to deduct and withhold under applicable Law; provided, however, that Parent and Buyer agree that, except for any withholding that is required as a result of a change in Law following the date of this Agreement, no U.S. federal income Taxes shall be required to be withheld from amounts payable to Seller pursuant to this Agreement so long as Seller provides Parent and Buyer with the IRS Form W-9 required under Section 4.2(d). If, notwithstanding the foregoing, Parent or Buyer becomes aware of any withholding or deduction required to be made from any amounts payable pursuant to this Agreement, it shall (i) promptly inform the recipient thereof of such determination, and (ii) provide the recipient with a reasonable opportunity to reduce or otherwise eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent such amounts are so deducted and withheld, they shall be paid over to the appropriate Governmental Authority or other appropriate Person, and shall be treated as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.5    Reports and Information Rights; Payments; Audits.

(a)    Buyer shall calculate all amounts payable to Seller pursuant to Section 3.2 and Section 3.3 at the end of each Calendar Quarter, which amounts shall be converted to Dollars in accordance with Section 3.5(b). Following First Commercial Sale of an ICVB-1042 Product, within sixty (60) days after the end of each Calendar Quarter, Buyer shall provide Seller with a report (the “Royalty Report”) which in each case shall state, on an ICVB-1042 Product-by-ICVB-1042 Product and country-by-country basis: (i) the amount of gross sales of each ICVB-1042 Product during the applicable Calendar Quarter; (ii) Net Sales of each ICVB-1042 Product during the applicable Calendar Quarter (expressed in local currency and converted to Dollars); (iii) a summary of the deductions taken in arriving at the Net Sales calculation, (iv) a calculation of the amount of Royalty Payment due to Seller on such Net Sales for such Calendar Quarter, including the amount of any royalty reductions pursuant to Sections 3.3(c)-(f); (v) if the Net Sales Milestone was not previously achieved, the cumulative Net Sales of all ICVB-1042 Products in the Territory; and (vi) whether the Net Sales Milestone under Section 3.2 has been achieved. Buyer shall pay to Seller the royalty amounts due with respect to such Calendar Quarter (as well as the Milestone Payment if achieved in the applicable Calendar Quarter) with the delivery of the Royalty Report for the applicable Calendar Quarter. For clarity, Buyer shall not owe royalties on sales of an ICVB-1042 Product in a country after the expiration of the Royalty Term for such ICVB-1042 Product in such country.

(b)    All payments made by Buyer under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Seller may from time to time designate by written notice to Buyer.

(c)    Buyer shall keep, and shall cause its Affiliates and require the other Milestone Parties to keep, books and records pertaining to the sale or other disposition of ICVB-1042 Products in sufficient detail to permit Seller to confirm the achievement of the Net Sales Milestone or accuracy of any Royalty Payment due hereunder. Buyer will keep such books and records for three (3) years following the Calendar Year to which they pertain, or such longer period of time as may be required by applicable Laws.

(d)    At any time during the period in which such books and records must be maintained, upon the written request of Seller, and upon reasonable advance written notice, Buyer shall, and shall cause its Affiliates and require the other Milestone Parties to, up to one (1) time each Calendar Year, provide the Accounting Firm with access during normal business hours to such of the records of the Milestone Parties as may be necessary to verify the accuracy of the Royalty Reports provided. The fees charged by the Accounting Firm shall be borne by Seller, unless such audit reveals an underpayment by Buyer of more than [***] of the amount due for the audited period, in which case Buyer shall reimburse Seller for the reasonable costs of such audit. The Accounting Firm shall disclose to Seller and Buyer only whether it has determined that any Royalty Reports are inaccurate and if so, the overpayment or underpayment. Before beginning its audit, the Accounting Firm shall execute an undertaking acceptable to Buyer by which the Accounting Firm agrees to keep confidential all information reviewed during the audit.

(e)    If the Accounting Firm concludes that the Milestone Payment should have been paid but was not paid when due, or that any Royalty Payments were underpaid or overpaid, then, within thirty (30) days after the date the Accounting Firm delivers its written report to Seller and Buyer, Buyer shall promptly pay such Milestone Payment or any underpaid Royalty Payments, or Seller shall reimburse any overpaid Royalty Payments. The decision of such Accounting Firm shall be final and binding (other than in the case of manifest error or fraud).

(f)    The covenants and obligations set forth in Sections 3.5(d) and (e) shall survive until one (1) year after Buyer delivers the last Royalty Report required to be delivered pursuant to this Agreement, upon which date the calculations set forth in all Royalty Reports shall be conclusive and binding on Seller.

(g)    Exchange Rate; Manner and Place of Payment; Late Payments. All payment amounts specified in this Agreement are expressed in U.S. Dollars, and all payments due hereunder shall be payable in U.S. Dollars. When conversion of payments from any currency other than U.S. Dollars is required, such conversion shall be calculated using the exchange rate published by The Wall Street Journal, Eastern U.S. Edition, on the last day of the Calendar Quarter in which the applicable Net Sales are made. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Seller, unless otherwise specified in writing by Seller.

Section 3.6    Diligence. Commencing upon the Closing Date until the date that is the earlier of (x) the [***] anniversary of the Closing Date and (y) the First Commercial Sale of any ICVB-1042 Product in any jurisdiction in the Territory, Buyer shall use Commercially Reasonable Efforts, itself or through other Milestone Parties, to develop and, upon obtaining all necessary Regulatory Approvals for sale, commercialize one ICVB-1042 Product. Seller acknowledges and agrees that (a) except as expressly set forth in the preceding sentence, Buyer and its Affiliates have no further obligations and shall have the sole right and sole decision-making authority (i) with respect to the ownership, use, manufacture, licensing, development, regulatory approval, commercialization or other exploitation of Products in their sole and absolute discretion and (ii) to take or refrain from taking any action with respect thereto, (b) Buyer and its Affiliates currently or may in the future offer products or services that compete, either directly or indirectly, with the Products and may make decisions with respect to such products and services that may adversely affect the Products and the sales, revenues, expenses or other financial performance measures of the Products, (c) Buyer or its Affiliates may not be able to successfully develop or commercialize any ICVB-1042 Product or achieve the Net Sales Milestone, and Buyer and its Affiliates have not provided any assurances or projections regarding the likelihood of achieving the Net Sales Milestone or any Net Sales amounts, (d) neither Buyer nor any of its Affiliates owes any fiduciary duty to Seller or any of its Affiliates with respect to the achievement of the Net Sales Milestone or sale of ICVB-1042 Products or other Products, and (e) the express provisions of this Agreement govern Buyer’s and Seller’s contractual relationship and supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by Laws with respect thereto. Notwithstanding anything to the contrary contained in this Section 3.6, in no event shall Buyer or any of its Affiliates take any action or refrain from taking any action (i) in bad faith and (ii) intended primarily for the purpose of frustrating the payment of the Milestone Payment or any Royalty Payment.

Section 3.7    Legends.

(a)    The Parent Shares shall be placed in a restrictive class bearing a restrictive legend substantially similar to the following:

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE SECURITIES ACT AND ANY STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER THE SECURITIES ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(b)    Parent shall be entitled to place appropriate legends on the book entries or certificates evidencing any Parent Shares to be received in the transactions by Seller to the extent Seller may be considered an “affiliate” of Parent for purposes of Rules 144 and 145 under the Securities Act, reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Shares.

(c)    Subject to receipt from Seller by Parent and Parent’s transfer agent (the “Transfer Agent”) of customary representations and other documentation reasonably acceptable to Parent and the Transfer Agent in connection therewith, Parent shall remove any legend from the book entry position evidencing the Parent Shares issued hereunder and Parent will, if required by the Transfer Agent, use its commercially reasonable efforts to cause an opinion of Parent’s counsel to be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, (i) following the time the Registration Statement is declared effective, or (ii) if such Parent Shares have been sold pursuant to Rule 144 or any other applicable exemption from the registration requirements of the Securities Act. If restrictive legends are no longer required for such Parent Shares pursuant to the foregoing, Parent shall, in accordance with the provisions of this Section 3.7(c) and within two (2) Trading Days of any request therefor from Seller accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions to make a new, unlegended entry for such book entry Parent Shares. Seller agrees with Parent that Seller will only sell Parent Shares in accordance with either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Parent Shares are sold pursuant to the Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Parent Shares as set forth in this Section 3.7 is predicated upon Parent’s reliance upon this understanding.

Section 3.8    [Reserved.]

Section 3.9    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Parent Shares to the public without registration, Parent agrees to use its commercially reasonable efforts to:

(a)    make and keep adequate current public information with respect to Parent available in accordance with Rule 144; and

(b)    file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements.

SECTION 4

THE CLOSING

Section 4.1    Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages (or such other location as shall be mutually agreed upon by Seller, Parent and Buyer) commencing at 10:00 am Eastern Time on the date hereof (the “Closing Date”). For purposes of this Agreement and the transactions contemplated hereby, the Closing will be deemed to occur and be effective, and title to and risk of loss associated with the Transferred Assets, shall be deemed to occur at 12:01 am, Eastern Time, on the Closing Date.

Section 4.2    Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)    a counterpart of the Assignment and Assumption Agreement, duly executed by Seller;

(b)    a counterpart of the Bill of Sale, duly executed by Seller;

(c)    the Transferred Assets (subject to Section 2.4 and Section 2.5); and

(d)    a duly executed IRS Form W-9 of Seller.

Section 4.3    Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller:

(a)    a counterpart of the Assignment and Assumption Agreement, duly executed by Buyer; and

(b)    a counterpart of the Bill of Sale, duly executed by Buyer.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Parent and Buyer as of the Closing Date, except as set forth in the Seller Schedules, which exceptions shall be arranged in sections corresponding to the numbered and lettered Sections of this SECTION 5 to which such exceptions relate, as follows:

Section 5.1    Seller Organization; Good Standing. Seller is duly incorporated, validly existing and, to the extent legally applicable, in good standing under the laws of Delaware and has the requisite power and authority to operate its business as now conducted. Seller is duly qualified to conduct business as a foreign corporation and, to the extent legally applicable, is in good standing in each jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2    Authority; Enforceability. Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Transaction Agreements by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Seller, and upon execution and delivery thereof, the other Transaction Agreements will have been duly executed and delivered by Seller, and assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes, and upon the due authorization, execution and delivery thereof by Buyer, the other Transaction Agreements will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof, subject to the effect of any applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar applicable Laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a Proceeding in equity or at law (the “Enforceability Exceptions”).

Section 5.3    No Conflicts. The execution, delivery and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not, and will not (i) conflict with or violate any Law or Governmental Order applicable to Seller or the Business, (ii) conflict with or violate, in any material respect, any provision of the Organizational Documents of Seller, (iii) result in any material breach of, or constitute a material default under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Transferred Assets pursuant to any note, bond, mortgage, indenture, Contract, agreement, lease, license, Permit, franchise or other instrument to which Seller (with respect to the Transferred Assets) is a party or by which any Transferred Asset is bound, except for any consents, approvals, authorizations and other actions described in Section 5.4 or which would not prevent or materially delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 5.4    Consents and Approvals. The execution, delivery and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority by Seller, except where the failure to obtain such consent, approval, authorization or action or to make any such filing or notification would not reasonably be expected to materially delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 5.5    Title to Transferred Assets. Seller has good and valid title to all of the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. None of the Transferred Assets is in the possession, custody or control of any Person other than Seller.

Section 5.6    Litigation. There is no Proceeding pending or threatened in writing, against Seller with respect to the Business or ICVB-1042 that would reasonably be expected to result in damages exceeding [***], based on a reasonable analysis of counsel. There is no Proceeding pending or, to Seller’s Knowledge, threatened against Seller that questions or challenges (i) the validity of this Agreement or any other Transaction Agreement or (ii) any action taken or to be taken by Seller or the managers, officers or directors of Seller pursuant to this Agreement or any other Transaction Agreement or in connection with the transactions contemplated hereby or thereby.

Section 5.7    Compliance with Laws. Seller is in compliance with and has complied during the past three years in all material respects with all Laws, including Healthcare Laws, or Governmental Orders applicable to the conduct of the Business or the Product. No investigation or review by any Governmental Authority is pending or, to Seller’s Knowledge, has been threatened or is reasonably anticipated against Seller nor has any Governmental Authority indicated an intention to conduct an investigation of Seller with respect to the Business. During the past three years Seller has not received any notice from any Person alleging that Seller has failed to comply in any material respect with any Law or Governmental Order applicable to the conduct of the Business.

Section 5.8    Regulatory Compliance and Approvals.

(a)    Seller is the registered or beneficial holder of all of the Transferred Regulatory Documentation. There are no Proceedings pending or, to Seller’s Knowledge, threatened, which could result in the revocation, cancellation or suspension of any registration listed in the Transferred Regulatory Documentation. Seller is the sole and exclusive owner of each registration listed in the Transferred Regulatory Documentation and has not granted any right of reference with respect thereto except as will occur pursuant to Section 2.6. Seller has not received any written or other notices or other communications related to the Product or the Transferred Assets from any Governmental Authority regarding any actual, alleged, threatened, possible or potential material violation of any Laws.

(b)    Seller holds all Regulatory Approvals required for the conduct of the Business and all such Regulatory Approvals are in full force and effect. Seller has no Knowledge of any facts or circumstances that would or would reasonably be expected to lead to the revocation, suspension, limitation, or cancellation of any Regulatory Approval required under Healthcare Laws. Seller is the sole and exclusive owner of all of the Regulatory Approvals and none of the Regulatory Approvals have been sold, conveyed, delivered, transferred or assigned to another party. Each such Regulatory Approval has been validly issued or acknowledged by the appropriate Regulatory Authority and is in full force and effect.

(c)    Seller has timely filed all material reports, applications, statements, documents, registrations, filings, corrections, updates, amendments, supplements, and submissions related to the Product and the Transferred Assets and required to be filed under applicable Healthcare Laws. Each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and any material and legally necessary or required updates, changes, corrections, amendments, supplements, or modifications to such filings have been submitted to the applicable Regulatory Authority.

(d)    Seller is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any governmental entity related to the Product or the Transferred Assets. Seller is not subject to any investigation related to the Product or the Transferred Assets that is pending or, to Seller’s Knowledge, that is pending and not served or threatened or that has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) or the federal False Claims Act (31 U.S.C. §3729 et seq.).

(e)    Neither the Seller nor any of its Affiliates, has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority or failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, that, at the time of the relevant disclosure or failure to disclose, as applicable, would reasonably be excepted to provide a basis for the FDA or any other Regulatory Authority to invoke the FDA Application Integrity Policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) or any similar policy, in each case, as related to the Business.

(f)    The nonclinical studies and clinical trials conducted or sponsored by, or on behalf of, Seller with respect to the Product have been and, if still pending, are being conducted in material compliance with and consistent with all applicable protocols, patient informed consents and HIPAA authorizations, Healthcare Laws and Regulatory Approvals, including research ethics committee approvals. Seller has not received any notices, correspondence or other communication from any Regulatory Authority requiring the termination, suspension or material modification of any nonclinical studies or clinical trials conducted by, or on behalf of, Seller with respect to the Product or that have involved the Product.

(g)    All manufacturing operations conducted by or on behalf of Seller in connection with the Product have been and are being conducted in material compliance with all applicable Laws and Healthcare Laws including, but not limited to, to the extent applicable: (i) current good manufacturing practices, as promulgated by the FDA under the FFDCA; (ii) 21 C.F.R. Parts 210, 211, and 600-610; and (iii) any successor legislation or regulations thereto, and comparable foreign Laws, as applicable. All such manufacturing operations are in material compliance with all applicable registrations and listing requirements under any applicable Law in those jurisdictions in which manufacturing activities have been or are being conducted by or on behalf of Seller involving the Product, to the extent applicable. No manufacturing site used for the manufacture of any Product is subject to a Regulatory Authority shutdown or import or export prohibitions. Seller has not received any notice that FDA or any other Regulatory Authorities have initiated, or threatened to initiate, any action to recall or suspend the manufacture of the Product.

(h)    None of Seller or its Affiliates nor, to the Knowledge of Seller, any officers, employees or agents (including any distributor) thereof has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar applicable Law, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar applicable Law, and, to the Knowledge of Seller, no such action is currently contemplated, proposed or pending.

(i)    The development of ICVB-1042 has been carried out in material compliance with all applicable Laws, including Healthcare Laws.

Section 5.9    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.10    Permits. Schedule 5.10 of the Seller Schedules sets forth a true, correct and complete list of all Permits held by Seller. Seller holds or has the right to use all Permits solely and specifically related to the Business. Seller is not in default under, or violating, any of such Permits, in any material respect. Seller has not received any written notice that it is or may be in violation in any material respect of any of the terms or conditions of such Permits. No loss or expiration of any such Permit is pending or, to the Knowledge of Seller, threatened other than any such Permit’s expiration in accordance with the terms thereof.

Section 5.11    Material Contracts; Transferred Contracts.

(a)    Schedule 5.11(a) of the Seller Schedules sets forth a true, correct and complete list of each Contract (x) in effect (including any purchase orders or statements of work issued under such Contract and in effect) or (y) if not in effect, from which Seller continues to derive a material benefit as of the date of this Agreement (including any purchase orders or statements of work issued under such Contract from which Seller continues to derive a material benefit as of the date of this Agreement), in each case, to which Seller is a party or by which any of the Transferred Assets are bound in the following categories (the “Material Contracts”):

(i)    any Contract establishing a joint venture or collaboration, co-promotion or like arrangement, or involving a sharing with another Person of profits, losses, costs, royalties, milestone payments, or Liabilities of Seller relating to the Transferred Assets or the development, manufacture, or commercialization of any Construct or Product, including the conduct of any clinical trials;

(ii)    any Contract containing covenants prohibiting or limiting the right to compete or engage in any aspect of the Business or prohibiting or restricting Seller’s ability to conduct the Business with any Person or in any geographical area;

(iii)    any Contract granting most favored nation or exclusive rights relating to any Construct or Product to any other Person;

(iv)    any Contract pursuant to which Seller has obtained or granted any Intellectual Property included in the Transferred Assets (or that would have been included in the Transferred Assets but for such Contract), including any covenant not to enforce or assert, including any existing license agreement relating to any Construct or Product or the Business and each other Contract under which Seller is a licensor or licensee of any Intellectual Property relating to any Construct or Product or the Business;

(v)    any Contract under which Seller pays or receives royalty payments relating to any Construct or Product or any Owned Product Intellectual Property;

(vi)    any Contract relating to the creation of Liens on any Transferred Assets or the guarantee of the payment of Liabilities or performance of obligations of any other Person by Seller relating to any Construct or Product or any Transferred Assets;

(vii)    any Contract entered into by Seller or any of its Affiliates in settlement of any Proceeding or other dispute relating to the Transferred Assets or the Business, including the conduct of any clinical trials;

(viii)    any Contract that limits Seller’s ability to make generally available any versions of any Construct or Product developed by or for Seller;

(ix)    any Contract for the research or development (including any bioanalytical, pharmacokinetic and pharmacodynamic related methods) of any Construct or Product;

(x)    any Contract for the ongoing or planned development, manufacture, supply, packaging, labeling, distribution, analytical testing, or storage of the active pharmaceutical ingredients and other raw materials for any Construct or Product, and related quality agreements, including all Contracts relating to cell lines for any Construct or Product;

(xi)    any Contract for the ongoing or planned analytical testing (including any bioanalytical, pharmacokinetic and pharmacodynamic related methods) or storage of biological specimens collected from subjects participating in clinical or non-clinical trials of any Construct or Product;

(xii)    any Contract for the commercialization of any Construct or Product;

(xiii)    any Contract for the maintenance of the safety database for any Construct or Product, and any safety data exchange agreements or pharmacovigilance agreements directly related to any Construct or Product;

(xiv)    any Contract with any Governmental Authority directly relating to any Construct or Product or any of the Transferred Assets, other than clinical trial agreements and related ancillary agreements with public institutions; and

(xv)    any other Contract that is material to the development, manufacture or sale of any Construct or Product, in each case, as currently conducted by Seller, other than any Contract relating to (A) real property, (B) employees, or employee compensation or benefit matters, including any Employee Benefit Plan, (C) indebtedness, other than indebtedness associated with any Lien on any Acquired Asset, (D) general administration expenses, or (E) insurance.

(b)    All of the Material Contracts are legal, valid and binding agreements of Seller, enforceable in accordance with their terms, subject to the Enforceability Exceptions. Seller has made available or delivered to Purchaser a true, correct and complete copy of each written Material Contract. Seller is not in material breach or material default of any of the Material Contracts and no event has occurred that with notice or lapse of time, or both, would constitute a material default by Seller under any Material Contract. To the Knowledge of Seller, no other party to a Material Contract is in material breach or material default of such Material Contract and no event has occurred that with notice or lapse of time, or both, would constitute a material default by such other party under any Material Contract. No party has repudiated in writing or, to the Knowledge of Seller, otherwise provided notice of its intention to repudiate any provision of a Material Contract. To the Knowledge of Seller, none of the Material Contracts are subject to any Claims, charges, set offs, or defenses. Seller has not given to or received from any other Person any written or, to the Knowledge of Seller, other notice regarding any material violation or breach of, or default under, any Material Contract or Nondisclosure Agreement.

Section 5.12    Taxes.

(a)    Seller has timely filed (taking into account extensions of time within which to file) all material Tax Returns relating, in whole or in part, to the Business or any of the Transferred Assets that are required to be filed by it under applicable Law. All such Tax Returns were true, complete, and correct in all material respects and were prepared in material compliance with applicable Law. Seller has timely paid all Taxes (whether or not shown on any Tax Return) required to be paid by it, in each case relating the Business or any of the Transferred Assets. There is no extension of time within which to file any Tax Return relating, in whole or in part, to the Business or any of the Transferred Assets (other than automatic extensions), and no statute of limitations with respect to any Taxes of Seller relating to the Business or any of the Transferred Assets has been extended or waived, which extension or waiver remains in effect.

(b)    No written claim or dispute with respect to any Taxes of Seller has been raised by any Governmental Authority, nor does Seller have Knowledge of such a claim or dispute being threatened, which claim or dispute could give rise to any Encumbrance on the Business or Transferred Assets or Liability imposed on Buyer. All deficiencies asserted or assessments made against Seller as a result of any Tax examinations by a Governmental Authority have been fully paid or otherwise settled, and there are no other Tax audits or Tax investigations of Seller by any Governmental Authority in progress. No written claim has ever been made by a Governmental Authority in a jurisdiction where no Tax Return has been filed by or with respect to Seller that the Business or any of the Transferred Assets is or may be subject to taxation in such jurisdiction. There are no Encumbrances for Taxes, other than Permitted Encumbrances, on the Business or any of the Transferred Assets nor, to the Knowledge of Seller, is any Governmental Authority in the process of imposing any Encumbrances for Taxes on the Business or any of the Transferred Assets.

(c)    Seller has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) relating to the Business or any of the Transferred Assets.

(d)    Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(e)    Seller has not granted any powers of attorney concerning any Taxes or Tax Returns in respect of the Business or any of the Transferred Assets, which powers of attorney will remain in effect after the Closing.

(f)    None of the Business or any of the Transferred Assets is subject to any Tax indemnity, Tax sharing, Tax allocation or similar agreement that will be binding on Buyer after the Closing.

(g)    No private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes have been requested, entered into or issued by any Governmental Authority with respect to the Business or any of the Transferred Assets.

(h)    None of the Transferred Assets: (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (ii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code; (iii) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954; or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(i)    Seller has duly withheld and paid over to the appropriate Governmental Authorities all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. Seller (i) has not misclassified any person as an independent contractor rather than as an employee and (ii) does not have any actual or potential obligation to reimburse or otherwise “gross up” any person for Taxes incurred arising from Seller’s misclassification of the person as an independent contractor rather than an employee.

(j)    With respect to the Business and the Transferred Assets, Buyer will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including pursuant to Code Sections 455 or 456, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-33 I.R.B. 991) received on or prior to the Closing Date.

Section 5.13    Intellectual Property.

(a)    Schedule 5.13(a) of the Seller Schedules sets forth a list of all Product Intellectual Property that is registered or for which an application for registration has been filed, in each case under the authority of any Governmental Authority (collectively, the “Registered Intellectual Property”), including (i) the jurisdiction or private registrar in which such item of Registered Intellectual Property has been registered or filed; (ii) the current owner thereof, as identified by such Governmental Authority; (iii) the applicable application, registration or serial number thereof; and (iv) the date of application, registration, and/or issuance, as applicable.

(b)    Except with respect to Licensed Intellectual Property or any Product Intellectual Property for which a Third Party retains a co-ownership interest or grants or is granted a license thereto, in each case, as indicated on Schedule 5.13(b) of the Seller Schedules, Seller or an Affiliate of Seller is the sole and exclusive owner of all Product Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances. As of the date hereof, all exclusively licensed Registered Intellectual Property included in the Licensed Intellectual Property is valid and enforceable and neither Seller nor any Affiliate has taken any action that could reasonably be expected to result in the abandonment, cancellation or forfeiture of any such Licensed Intellectual Property and neither Seller nor any Affiliate is aware of any action taken by any Third Party licensor that has or could reasonably be expected to result in the abandonment, cancellation or forfeiture of any such Licensed Intellectual Property (including the failure to pay any filing, maintenance or renewal fees). To Seller’s Knowledge, all prosecution of Patents in the exclusively Licensed Intellectual Property has been conducted in compliance in all material respects with Laws.

(c)    (i) Neither Seller nor any of its Affiliates has received any written (or, to the Knowledge of Seller, oral) communication from any Person contesting or threatening to contest, nor is Seller or any of its Affiliates a party to any pending Proceeding in which any Person is contesting the right of Seller or its Affiliates to use, exercise, sell, license, transfer or dispose of any Product Intellectual Property, and (ii) other than as set forth in correspondence from Governmental Authorities in connection with ordinary course patent prosecution proceedings, neither Seller nor any of its Affiliates has received any written (or, to the Knowledge of Seller, oral) communication from any Person challenging or threatening to challenge, nor is Seller or any of its Affiliates a party to any pending Proceeding in which any Person is challenging the ownership, validity or enforceability of any Owned Product Intellectual Property. Seller has no Knowledge of any fact that could form the basis of any such challenge. Seller and its Affiliates are not subject to any outstanding order, judgment, decree or stipulation restricting in any manner the licensing, assignment, transfer, use or conveyance of the Product Intellectual Property by Seller or any of its Affiliates.

(d)    There is no Proceeding alleging that the conduct of the Business by Seller constitutes infringement, misappropriation or other violation of any Intellectual Property of any Third Party, and Seller has not received any written notice (or to Seller’s Knowledge, oral notice) from any Third Party making any such allegation. To Seller’s Knowledge, no Third Party is infringing, misappropriating or otherwise violating any of the Product Intellectual Property.

(e)    Schedule 5.13(e) of the Seller Schedules sets forth a true, correct and complete list of all licenses, sublicenses and other Contracts to which Seller or any of its Affiliates is a party and pursuant to which any Third Party grants to Seller or any of its Affiliates (i) any right to make, have made, use, sell, have sold, offer for sale, import or otherwise distribute any Product, or to otherwise use any Product Intellectual Property, (ii) any covenant not to assert or sue or other immunity from suit under or any other rights to, any Intellectual Property Covering any Product or any Product Intellectual Property, (iii) any ownership right or title, whether actual or contingent, to any Intellectual Property Covering any Product or any Product Intellectual Property, or (iv) an option or right of first refusal relating to any Intellectual Property Covering any Product or any Product Intellectual Property (collectively, “Inbound Licenses”); provided, that Schedule 5.13(e) of the Seller Schedules need not list, and Inbound Licenses do not include, any: (1) licenses for off-the-shelf software or generally available licenses in the Ordinary Course of Business; (2) non-disclosure agreements, or (3) invention assignment agreements with employees, consultants and contractors that assign or grant to Seller or its Affiliate ownership of inventions and Intellectual Property. As of the date of this Agreement, neither Seller nor its Affiliates nor, to Seller’s Knowledge, any Third Party is in material breach or violation of, or in incurable default under, any Inbound License. Neither Seller nor its Affiliates, as applicable, has received or delivered any written claim of any such material breach, violation or default.

(f)    None of Seller or any of its Affiliates has granted to any Third Party any outbound licenses under the Product Intellectual Property, other than non-exclusive licenses granted to vendors, manufacturers, suppliers, distributors or other Persons performing manufacturing, supply, marketing or other services on behalf of Seller or any of its Affiliates.

(g)    Seller and its Affiliates have taken commercially reasonable measures to protect and maintain the proprietary nature of the Product Intellectual Property. All Seller employees who have participated in the conception, creation or development of any Owned Product Intellectual Property have executed and delivered to Seller or its Affiliate, as applicable, a valid and enforceable Contract providing for the present assignment by such Person to Seller or its Affiliate, as applicable, of all rights in such Owned Product Intellectual Property.

(h)    No trade secret constituting Product Intellectual Property has been authorized to be disclosed or has been actually disclosed by Seller or its Affiliates to any employee, consultant or independent contractor or any Third Party, in each case, other than pursuant to a written non-disclosure agreement including restrictions on the disclosure and use of the Product Intellectual Property that constitutes such trade secret. To the Knowledge of Seller, no employee, consultant or independent contractor or Third Party has materially breached or is in breach of any such non-disclosure agreement.

(i)    Neither the execution, delivery nor performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) result in, or give any other Person the right to cause, a loss of or Encumbrance or restriction on or additional payment obligation with respect to any Product Intellectual Property; (ii) constitute a breach by Seller of any Inbound License; (iii) result in the grant, assignment or transfer to any other Person of any license or other rights or interests under any Product Intellectual Property, including any right to consent to Buyer’s use thereof; or (iv) cause any cancellation, termination, suspension of, or acceleration of any payment with respect to, any Inbound License.

(j)    (i) No funding, facilities or personnel of any Governmental Authority, non-profit organization or educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Transferred Assets, and (ii) no Governmental Authority, non-profit organization or educational or research institution has any right to, or right to royalties or other payment for, or to impose any requirement on the manufacture or commercialization of any product incorporating Transferred Assets.

(k)    Schedule 5.13(k) of the Seller Schedules identifies (i) all Transferred Contracts pursuant to which Seller has any current or future obligations to pay any royalties or to provide other consideration and (ii) Seller’s current outstanding or future obligations to pay any royalties or to provide other consideration to any other Person to exploit any Transferred Asset.

Section 5.14    Privacy and Information Security.

(a)    Seller and its Affiliates have materially complied with all applicable (A) Privacy Laws, (B) terms of any Contract by which the Seller and its Affiliates are bound related to privacy, information security, or Processing of Sensitive Data (including without limitation, data processing agreements, information security schedules, and data transfer agreements), (C) industry and self-regulatory standards, frameworks, certifications, and codes of conduct related to privacy or information security to which the Seller and its Affiliates are contractually bound or purports to comply with, and (D) Privacy Notices, (collectively, (A)-(D) are the “Privacy Requirements”). Seller and its Affiliates have: (i) provided adequate notice and obtained all necessary consents, in each case, as required for its Processing of Sensitive Data under applicable Privacy Requirements; (ii) complied with its obligations under any permit, license, government filing or other obligation regarding its Processing of Sensitive Data; and (iii) abided by any applicable opt-outs and consents related to Personal Data.

(b)    Seller and its Affiliates have posted, provided, or made available, Privacy Notices where required under, and in a manner that complies with, applicable Privacy Requirements. No disclosure made or contained in any Privacy Notice is, or has been, materially inaccurate, incomplete, misleading, or deceptive (including without limitation by omission), or has violated Privacy Laws. Seller and its Affiliates have made available to Buyer true, correct and complete copies of all Privacy Notices.

(c)    Seller and its Affiliates have contractually obligated all third parties that Process or have access to Sensitive Data or IT Systems on behalf of the Seller or its Affiliates to (i) comply with applicable Privacy Requirements; (ii) Process Sensitive Data only in accordance with the instructions of the Seller or its Affiliates; and (iii) implement and maintain reasonable and appropriate measures to protect and secure Sensitive Data (including without limitation against Security Incidents). To the Knowledge of Seller, no such third parties have failed to comply with any such obligations.

(d)    Seller and its Affiliates have sufficient rights and authority, including, without limitation, under applicable Privacy Requirements, to permit the Processing of Personal Data by or for the Business, and by or for the Buyer’s intended purposes after the Closing Date (as such purposes have been disclosed to the Seller or its Affiliates, or of which the Seller or its Affiliates are aware). Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor the disclosure or transfer of Sensitive Data to Buyer in connection with the transactions contemplated by this Agreement, will violate any Privacy Requirements.

(e)    Seller and its Affiliates are not subject to any Proceeding, Governmental Order or Contract with any Governmental Authority or other Person which restricts, impairs, encumbers, hinders, or imposes requirements in connection with, its Processing of any Sensitive Data. There is not, and has not been, any Proceeding or other allegation involving the Seller and its Affiliates or, to the Knowledge of Seller, any Person Processing Sensitive Data for or on behalf of the Company, by any Governmental Authority or other Person relating to the Seller’s or its Affiliates’ privacy or data security practices, the security of any IT Systems or the Processing of Sensitive Data.

(f)    Seller and its Affiliates have implemented and maintained and complied with a comprehensive written information security program that (i) includes reasonable administrative, technical, physical, security and organizational measures, controls, policies and safeguards, (ii) complies with applicable Privacy Requirements, (iii) designed to preserve and protect the confidentiality, availability, security, and integrity of all IT Systems and Sensitive Data, and (iv) identifies, prevents and mitigates Security Incidents, vulnerabilities, and internal and external risks to the security of the IT Systems and Sensitive Data. Seller and its Affiliates have taken and, if applicable, are currently taking prompt, appropriate action (including without limitation, where appropriate, eliminating or mitigating risks, threats, and vulnerabilities to a reasonable and appropriate level) in response to all material risks, threats, and vulnerabilities identified in assessments, scans, penetration tests, or other analyses related to the Seller, its Affiliates, or the IT Systems or about which the Seller or its Affiliates are aware. The IT Systems are free from Malicious Code and neither the Seller nor its Affiliates have identified or are aware of any vulnerabilities classified as “medium,” “critical,” or “high” (or of similarly significant risk) affecting IT Systems that have not been fully remediated.

(g)    Neither Seller nor its Affiliates have experienced a Security Incident. Seller and its Affiliates have not received any claim or notice from any Person, Governmental Authority, or other third party that a Security Incident may have occurred or is being investigated. To the Knowledge of Seller, no circumstance has arisen that may result in a Security Incident or in which Privacy Requirements would require or have required the Seller or its Affiliates to notify a Person, Governmental Authority, or other third party of a Security Incident.

Section 5.15    Insurance. There are no claims related to the Business, the Transferred Assets or the Assumed Liabilities pending under any insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 5.16    No Liabilities. Seller has no Liabilities relating to, or arising out of, the Transferred Assets, except for those Liabilities set forth on Schedule 5.16 of the Seller Schedules or Liabilities relating to Taxes. Seller has not assumed, guaranteed or otherwise become directly or contingently liable on any Liabilities (other than Tax Liabilities) relating to, or arising out of, the Business or the Transferred Assets, of any other Person.

Section 5.17    Solvency. Seller is solvent and currently: (i) is able to pay its debts as they become due; (ii) owns property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) has adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Seller.

Section 5.18    Clinical Supply. Schedule 2.2(a)(viii) of the Seller Schedules lists all of the Clinical Supply (broken down by number of units) as of the date of this Agreement. The Clinical Supply listed on Schedule 2.2(a)(viii) of the Seller Schedules has been maintained in accordance with Seller’s manufacturing practices and is in usable condition for the development of ICVB-1042, subject to its shelf life, as conducted by Seller prior to the Closing.  The quantity of ICVB-1042 included in such Clinical Supply has been manufactured in accordance with cGMP in all material respects and conforms to the applicable specifications for ICVB-1042.  The remaining shelf life for each batch of ICVB-1042 drug product included in the Clinical Supply, before scheduled retest to extend expiry, is specified on Schedule 2.2(a)(viii) of the Seller Schedules.  Expiry dates are based on all stability data available.

Section 5.19    Investment Representations.

(a)    Seller acknowledges and understands that its investment in the Parent Shares involves substantial risk and, when issued by Buyer in accordance with this Agreement, (i) will not be registered for sale under the Securities Act or any other applicable securities Laws, (ii) will not be tradable on any national exchanges as of the date of this Agreement, and (iii) may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities Laws or pursuant to an exemption therefrom, and in each case in compliance with the conditions set forth in this Agreement.

(b)    Seller acknowledges and understands that it is acquiring the Parent Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Parent Shares, in each case, in violation of the federal securities laws or any other applicable Law.

(c)    Seller represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(d)    [Reserved.]

(e)    Seller acknowledges and agrees that the book entries or certificates evidencing the Parent Shares shall bear a restrictive legend substantially similar to the legend set forth in Section 3.7(a).

(f)    Seller represents that it has received all the information that it considers necessary or appropriate for deciding whether to acquire Parent Shares and has had the opportunity to ask questions and receive answers from Buyer regarding the Parent Shares and the business, properties, prospects, and financial condition of Buyer and the terms and conditions of the transactions contemplated hereby and to obtain such additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Seller or to which Seller had access. Seller represents that it is a sophisticated and experienced investor and is capable of evaluating, to its satisfaction, the accounting, tax, financial, legal and other risks associated with transactions contemplated hereby, and has retained outside legal counsel and has had the opportunity to consult with his, her or its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the transactions contemplated hereby and to make an informed investment decision with respect to the transactions contemplated hereby.

Section 5.20    No Reliance. Seller acknowledges and agrees that neither Parent, Buyer nor any other Person, including any officer, agent, representative or employee of Parent or Buyer, is making any representations or warranties whatsoever, express or implied, at law or in equity, in connection with this Agreement or the transactions contemplated hereby beyond those expressly given by Parent and Buyer in Section 6, and Seller is not relying on any other representations or warranties not expressly made by Parent and Buyer in Section 6.

SECTION 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer each hereby represents and warrants, except as set forth in the Buyer Schedules, which exceptions shall be arranged in sections corresponding to the numbered and lettered Sections of this SECTION 6 to which such exceptions relate, to Seller as of the Closing Date that:

Section 6.1    Buyer’s Organization; Good Standing. Parent is duly organized, validly existing and, to the extent legally applicable, in good standing under the laws of Israel and has the requisite power and authority to operate its business as now conducted. Buyer is duly organized, validly existing and in good standing under the DGCL and has the requisite power and authority to operate its business as now conducted. Parent and Buyer each is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 6.2    Authority; Enforceability. Each of Parent and Buyer has the requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Transaction Agreements by Parent and Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized. This Agreement has been duly executed and delivered by each of Parent and Buyer, and upon execution and delivery thereof, the other Transaction Agreements will have been duly executed and delivered by Parent and Buyer, and assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes, and upon the due authorization, execution and delivery thereof by Seller, the other Transaction Agreements will constitute the legal, valid and binding obligation of Parent and Buyer, enforceable against Parent and Buyer in accordance with the terms hereof, subject to the Enforceability Exceptions.

Section 6.3    No Conflicts. Provided that all consents, approvals, authorizations and other actions described in Section 6.4 have been obtained or taken, except as may result from any facts or circumstances relating to Seller or its Affiliates, the execution, delivery and performance by Parent and Buyer of the Transaction Agreements and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby do not, and will not (i) conflict with or violate any Law or Governmental Order applicable to Parent or Buyer, (ii) conflict with or violate, in any material respect, any provision of the Organizational Documents of Parent or Buyer, or (iii) result in any material breach of, or constitute an incurable default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance pursuant to any note, bond, mortgage, indenture, Contract, agreement, lease, license, Permit, franchise or other material instrument to which Parent or Buyer is a party, except, with respect to the foregoing clauses (i) and (iii) which would not prevent or materially delay the ability of Parent or Buyer to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 6.4    Consents and Approvals. The execution, delivery and performance by Parent and Buyer of the Transaction Agreements and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby do not and will not require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority by Parent or Buyer or any of their respective Affiliates, except where the failure to obtain such consent, approval, authorization, or action or to make such filing or notification would not reasonably be expected to materially delay the ability of Parent or Buyer to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 6.5    Absence of Restraints; Compliance with Laws.

(a)    To the Knowledge of Buyer, there exist no facts or circumstances that would reasonably be expected to prevent or delay the ability of Parent or Buyer or any of their respective Affiliates to consummate the transactions contemplated by, or to perform their respective obligations under, the Transaction Agreements.

(b)    Neither Parent, Buyer nor any of their respective Affiliates that are or will be party to any Transaction Agreements are in violation of any Laws or Governmental Orders applicable to them or by which any of their respective material assets is bound or affected, except for violations the existence of which would not reasonably be expected to materially prevent or delay their ability to consummate the transactions contemplated by, or to materially perform their respective obligations under, the Transaction Agreements.

Section 6.6    Litigation. There is no Proceeding pending or, to the Knowledge of Buyer, threatened against Parent or Buyer or any of its Affiliates which, if adversely determined, would materially interfere with the ability of Parent or Buyer to perform its obligations hereunder.

Section 6.7    No Brokers. Parent and Buyer will be solely responsible for any commission, finder’s fee or other fees and expenses for services rendered by any broker, finder, financial advisor or investment bank in connection with the transactions contemplated hereby based on arrangements made by Parent, Buyer or any of their respective Affiliates.

Section 6.8    SEC Reports, Financial Statements.

(a)    Parent has timely filed or furnished each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by Parent pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2024 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto, the Parent SEC Reports (A) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, SOX, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Reports.

(b)    The audited financial statements and unaudited interim financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the “Parent Financial Statements”) complied in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Parent SEC Report, were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments that would not be, individually or in the aggregate, materially adverse to Parent) in all material respects the financial position of Parent, as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

(c)    Parent maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (i) maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s outside auditors and the audit committee of the board of directors of Parent (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and the information described in the foregoing clauses (A) and (B) has been disclosed to Seller prior to the date hereof. Neither Parent nor, to the knowledge of Parent, Parent’s independent registered accountant has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls or any material inaccuracy in the Parent Financial Statements.

Section 6.9    No Parent Vote Required. No vote or other action of the stockholders of Parent is required by applicable Law, the Organizational Documents of Parent or otherwise in order for Parent to consummate the transactions contemplated hereby.

Section 6.10    Valid Issuance. The Parent Shares, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities Laws or as described in Section 3.7) will be free of restrictions on transfer.

Section 6.11    No Reliance. Each of Parent and Buyer acknowledges and agrees that neither Seller nor any other Person, including any officer, agent, representative or employee of Seller, is making any representations or warranties whatsoever, express or implied, at law or in equity, in connection with this Agreement or the transactions contemplated hereby beyond those expressly given by Seller in Section 5 (as modified by the Seller Schedules), and neither Parent nor Buyer is relying on any other representations or warranties not expressly made by Seller in Section 5 (as modified by the Seller Schedules).

SECTION 7

CERTAIN COVENANTS AND AGREEMENTS

Section 7.1    Confidentiality.

(a)    The terms of that certain Mutual Non-Disclosure Agreement dated [***] (the “Confidentiality Agreement”) between Seller and Parent are incorporated into this Agreement by reference and are continued in full force and effect (and the confidentiality obligations thereunder shall be binding upon Parent and its Affiliates and their respective Representatives) until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement terminate; provided, however, that Parent’s confidentiality obligations shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the Products or otherwise constituting a Transferred Asset, and for all other Confidential Information, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Upon Closing, all Confidential Information as it relates solely to the Products shall solely and exclusively vest with Buyer, and notwithstanding any conflicting provision of the Confidentiality Agreement, Seller and its Affiliates and their respective Representatives will be obligated to maintain the confidentiality of any of such Confidential Information that is a trade secret under applicable Law as a trade secret for so long as the Confidential Information maintains its status as a trade secret and to not use such Confidential Information after the Closing without the express written consent of Buyer.

(b)    Without derogating from the generality of the foregoing, upon and following the Closing until the date that is six (6) years after the last Royalty Report, Seller and its Affiliates and their respective Representative will keep in strict confidence any and all information, whether written or oral, concerning the Business or which is provided by Buyer or its Affiliates or their respective Representatives, pursuant to this Agreement, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or its Representatives; or (b) is lawfully acquired without obligation of confidentiality by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not to Knowledge of Seller or the knowledge of the applicable Affiliate or Representative prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller, its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is legally required to be disclosed; provided that Seller shall use commercially reasonable efforts at Buyer’s sole cost and expense to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 7.2    Books and Records. Seller and its Affiliates shall have the right to retain copies of all Transferred Records relating to: (a) periods ending on or prior to the Closing Date, and (b) Seller’s completion of close-out activities associated with the Clinical Trial following the Closing Date. For a period of six (6) years after the Closing, Buyer and Seller shall: (i) retain the Transferred Records and all other books and records related to the Transferred Assets; and (ii) upon a Party’s reasonable notice to the other Party and during normal business hours, cooperate with and provide the requesting Party, any of such Party’s Affiliates, and the officers, employees, agents and Representatives of such Party and such Party’s Affiliates reasonable access to such Transferred Records, including as may be necessary for the preparation of financial statements, regulatory filings, Tax Returns, or in connection with any Proceedings. Each Party and its Affiliates shall be entitled, at their expense and subject to reasonable and customary confidentiality undertakings, to make copies of the books and records to which they are entitled access pursuant to this Section 7.2. For the sake of clarity, any Confidential Information in the Transferred Records or otherwise in the Transferred Assets shall become Buyer’s Confidential Information upon Closing.

Section 7.3    [Reserved.]

Section 7.4    Transfer and Assumption of Regulatory Commitments; Final Clinical Trial Results. From and after the Closing Date, Buyer will assume control of, and responsibility for all costs and Liabilities arising from or related to any Transferred Regulatory Documentation, including any commitments or obligations to any Governmental Authority involving the Business arising after the Closing Date, but for clarity excluding the Product IND and all Liabilities associated with the Clinical Trial, whether arising prior to, on or after the Closing Date. Seller shall, as further set forth in Section 7.10, (a) timely complete all close-out activities associated with the Clinical Trial following the Closing Date; (b) timely complete and submit all required Clinical Trial Results (as defined in Section 7.10) associated with the Clinical Trial under the Product IND following the Closing Date; and (c) provide Buyer with a copy of such Clinical Trial Results promptly after availability thereof.

Section 7.5    Certain Tax Matters.

(a)    Cooperation. Each of Buyer and Seller shall reasonably cooperate, as and to the extent reasonably requested by the other Party and at the requesting Party’s sole cost and expense, in connection with the preparation and filing of any Tax Return and the defense of any Tax Contest, in each case, relating to the Business or the Transferred Assets or arising from the transactions contemplated hereby (including Transfer Taxes, as defined herein), and the preparation of the Allocation Statement (as defined herein). Such cooperation shall include, upon the other Party’s reasonable request, providing information and records that are reasonably relevant to any such Tax Return or Tax Contest or the Allocation Statement and making available employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Seller and Buyer further agree, upon written request, to use commercially reasonable efforts (i) to obtain any certificate or other document from any Governmental Authority or any other Person, and (ii) to prepare, execute and deliver any certificate, in each case, as may be necessary to mitigate, reduce or eliminate any Tax relating to the Transferred Assets or Business that could be imposed (including, but not limited to, with respect to the transactions contemplated under this Agreement). Seller shall retain all Tax books and records and abide by all record retention agreements entered into with any Governmental Authority, in each case, relating to the Business or the ownership, lease or operation of the Transferred Assets prior to the Closing and Seller shall give Buyer reasonable written notice prior to destroying or discarding any such books and records and, if Buyer so reasonably requests, allow Buyer to take possession of such books and records.

(b)    Transfer Taxes. All stamp, documentary, filing, recording, registration, license, sales, use, transfer, excise, value-added and other similar Taxes incurred in connection with the transfer of the Transferred Assets to Buyer (collectively, “Transfer Taxes”) shall be borne and paid by fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The Party required to do so under applicable Law shall prepare and timely file any Tax Returns in connection therewith, and the other Party shall reimburse the first party for its share of related Transfer Taxes; provided that Buyer and Seller shall reasonably cooperate and each use commercially reasonable efforts to (i) effect the transfer of the Transferred Assets in a manner that minimizes any such Transfer Taxes and (ii) complete any forms required to claim an available exemption from such Transfer Taxes. The covenant in (i) shall include, to the extent reasonably practicable and requested by Buyer, Seller delivering, or causing to be delivered, to Buyer all of the Transferred Assets through electronic delivery or in another manner reasonably expected and legally permitted to minimize or avoid the incurrence of any Transfer Taxes if such method of delivery does not adversely affect the condition, operability, or usefulness of any Transferred Asset.

(c)    Allocation of Taxes. For purposes of this Agreement, in the case of any property or similar ad valorem Taxes with respect to any Straddle Period, Seller shall be responsible for the portion of such Taxes apportioned to the portion of such Straddle Period ending on the Closing Date and Buyer shall be responsible for the portion of such Taxes apportioned to the portion of such Straddle Period beginning after the Closing Date. For purposes of this provision, the Taxes for any such Straddle Period shall be apportioned to the portion of the period ending on the Closing Date by multiplying the total Taxes for the Straddle Period by the ratio of the number of days in such period for the period ending on (and including) the Closing Date to the total number of days in the period and the remainder of such Taxes shall be allocated to the portion of such Tax period beginning after the Closing Date.

(d)    Allocation of Tax Purchase Price; Tax Treatment. No later than 90 days following the Closing Date, Buyer shall prepare and deliver to Seller a copy of IRS Form 8594 (the “Allocation Statement”) allocating the Purchase Price (and any other items treated as purchase price, including relevant Assumed Liabilities, as determined for Tax purposes) among the Transferred Assets based on the Transferred Assets’ relative fair market values, as such fair market values are determined pursuant to Schedule 7.5(d) (the “Allocation Methodology Schedule”), and consistent with the requirements of Section 1060 of the Code and the Treasury Regulations promulgated thereunder, for Seller’s review, comment and approval. Seller shall notify Buyer of any objections to the Allocation Statement within thirty (30) days of receipt of the Allocation Statement, and Buyer and Seller shall endeavor to resolve such objections in good faith. If Buyer and Seller cannot resolve any such objections within thirty (30) days after Seller has so objected (or such shorter or longer period as Buyer and Seller may agree), then Buyer and Seller shall submit the item(s) remaining in dispute (but only such item(s)) to the Accounting Firm for resolution in accordance with the Allocation Methodology Schedule. The cost and expenses of the Accounting Firm with respect to the resolution of any disputes pursuant to this Section 7.5(d) shall be borne equally by Buyer and Seller. Each of Seller and Buyer shall report, and file any required Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with the finally agreed-upon Allocation Statement (and any supplement or revision thereto). Neither Seller nor Buyer shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Statement unless required to do so by applicable Law (including, for this purpose, a “determination” within the meaning of Section 1313(a) of the Code).

(e)    Seller Tax Returns. Seller agrees to make available to Buyer copies of Seller’s (i) material Tax Returns and its other Tax books and records, workpapers, and correspondences to the extent related solely to the Business or the Transferred Assets (excluding, for the avoidance of doubt), and (ii) income Tax Returns and other Tax books and records not solely related to the Business or the Transferred Assets.

Section 7.6    Further Assurances.

(a)    Each of Seller, Parent and Buyer shall execute and deliver, or cause to be executed and delivered, such documents and other instruments and take, or cause to be taken, such further actions as may be reasonably required or reasonably requested by the other Party to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated hereby or thereby.

(b)    From time to time following the Closing, Seller, Parent and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and instruments, and shall take such reasonable actions as may be necessary or appropriate, to make effective the transactions contemplated hereby as may be reasonably requested by the other Party hereto (including (i) transferring back to Seller or its designated Affiliates (and having Seller or its Affiliate assume) any asset or liability not contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which asset or liability was transferred to Buyer or its Affiliates at or after the Closing, and (ii) transferring to Buyer or its designated Affiliates (and having Buyer or its Affiliate assume) any asset or liability contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which was not transferred to or assumed by Buyer or its Affiliates at the Closing).

(c)    In the event that, notwithstanding the provisions of this Agreement, any Third Party attempts to collect an Assumed Liability from Seller or its Affiliates, or an Excluded Liability from Buyer or its Affiliates, and (i) any claim or demand is made by such Third Party in respect of any such liability against Seller or its Affiliates or Buyer or its Affiliates, respectively or (ii) any investigation, suit or Proceeding is commenced against Seller or its Affiliates or Buyer or its Affiliates, respectively, in respect of any such liability, then, in each such case, (y) the Party receiving such claim or demand, or notice of such investigation, suit or Proceeding, shall promptly notify the other Party and send such Party any relevant documentation received in connection therewith, and (z) the Party whose liability such liability was intended to be hereunder (e.g., if such liability was specifically contemplated by this Agreement to be an Assumed Liability, then Buyer, or if such liability was specifically contemplated by this Agreement to be an Excluded Liability, then Seller) shall assume the defense and control of any such claim, demand, investigation, suit or Proceeding. For the avoidance of doubt, from and after the Closing Date (1) Seller shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Assumed Liability, without the consent of Buyer, (2) Buyer shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Excluded Liability, without the consent of Seller; provided, that Buyer or Seller, respectively, shall (A) pay all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof and (B) obtain, as a condition of such settlement or other resolution, a complete release of Seller and its Affiliates or Buyer and its Affiliates, respectively and (3) any Losses incurred by Seller or its Affiliates in respect of any such Assumed Liability, or any Losses incurred by Buyer or its Affiliates in respect of any such Excluded Liability, shall be deemed to be Assumed Liabilities and Excluded Liabilities, respectively, and Buyer and Seller, shall reimburse Seller and Buyer, respectively, for any such reasonable and documented Losses.

(d)    To the extent any of the Transferred Assets are not delivered to Buyer at the Closing in accordance with Section 2.5, Seller shall promptly deliver any such Transferred Asset to Buyer at Seller’s sole cost and expense in a manner reasonably acceptable to Buyer.

Section 7.7    Restrictive Covenants. In consideration of the terms of this Agreement and the purchase by Buyer of the Transferred Assets, Seller on behalf of itself and its Affiliates agrees to the following covenants in order to protect the goodwill and assets being purchased by Buyer. Therefore, in consideration, among other things, of Buyer’s acquisition of the Transferred Assets and Seller’s receipt of material consideration on the terms set forth in this Agreement, and the covenants contained in the Agreement, Seller covenants and agree with Buyer as follows:

(a)    Definitions.

(i)    For purposes of this Section 7.7, “Restricted Business” means the Business as presently conducted or contemplated to be conducted by Seller throughout the world.

(ii)    For purposes of this Section 7.7, “directly or indirectly engage” includes any of the following actions by Seller: (A) carrying on or engaging in any activities whether on Seller’s own account or jointly with others (including any entity), including in the capacity of an owner, principal, director, officer, agent, employee, security holder, consultant, partner, trustee or beneficiary of a trust, lender, joint venture, member, proprietor, stockholder or limited partner of a business; (B) carrying on or engaging in negotiations with respect to the investment in, or acquisition or disposition of, any business; or (C) giving advice to any other person, firm, association, corporation or other entity in any capacity (except that “giving advice” shall not include normal professional interchange between or among those in the industry, so long as Seller has no family or financial interest in the enterprise(s) with respect to which such advice is being given).

(iii)    For purposes of this Section 7.7, the “Restricted Period” shall mean the period commencing on the Closing Date and ending on the second anniversary of the Closing Date.

(b)    Non-Competition. During the Restricted Period, Seller shall not, other than in the performance of services to Buyer and its subsidiaries or in the completion of the Clinical Trial, directly or indirectly engage in any Restricted Business.

(c)    Non-Solicitation. During the Restricted Period, Seller shall not, other than in the performance of services to Buyer and its subsidiaries, knowingly directly or indirectly engage in influencing or attempting to influence any customers, distributors, contractors or suppliers of Buyer or any of its subsidiaries to divert their business or services to any competitor of Buyer or any of its subsidiaries or in any way adversely interfere with the relationship between any such customer, distributor, contractor or supplier and Buyer or any of its subsidiaries in respect of the Business.

(d)    Non-Disparagement. During the Restricted Period, neither Seller nor Buyer shall directly or indirectly engage in the making of any written (including electronic) or oral statements that disparage or defame Buyer, Seller, the Business, or Buyer’s or Seller’s officers and members of their boards of directors. Buyer and Seller acknowledge and agree that the foregoing prohibitions will not be violated by providing truthful statements or information if legally compelled to do so or by communicating with or providing truthful information to any Governmental Authority.

(e)    Limitations.

(i)    Nothing in this Section 7.7 shall prohibit making good faith generalized solicitations for employees and contractors through the placement of general media advertisements or on recruiting websites as long as such solicitations are not specifically targeted at or focused on any Restricted Person or related to any Restricted Business.

(ii)    Nothing in this Section 7.7 shall prevent Seller from holding or making investments not in excess of (A) 1% of the outstanding securities of any business engaging in Restricted Business that is a publicly-traded entity or (B) 5% of the investment in a privately-held business engaging in Restricted Business where such investment is made through a venture capital, private equity or other pooled investment fund that is wholly-owned by Seller.

(f)    Acknowledgments Regarding Restrictive Covenants.

(i)    Seller represents, stipulates and acknowledges that (A) the execution of the covenants in this Section 7.7 is a material inducement to Buyer to enter into the Agreement and consummate the transactions contemplated hereby, (B) it may cause Buyer serious and irreparable injury and cost if Seller were to use its ability and knowledge in competition with Buyer, or to otherwise breach the obligations contained herein, (C) the restrictions on competition contained herein are fair and reasonable in both geographic and temporal scope and are necessary to protect Buyer’s and Seller’s legitimate business interests and the goodwill, know-how and/or customer relationships of Seller being acquired in the transactions contemplated hereby, and (D) Seller has consulted with legal counsel of its own choosing and, after such consultation, knowingly and voluntarily agrees to the provisions of this Section 7.7 and specifically acknowledges the Governing Law; Submission to Jurisdiction provisions set forth in Section 9.12 of this Agreement.

(ii)    Seller acknowledges, stipulates and agrees that irreparable injury will result to Buyer in the event of a breach of any of the covenants contained herein, and Seller agrees that in the event of any such breach of any of the provisions set forth herein, Buyer shall be entitled, in addition to any other remedies available to it (including damages and any right of offset), to equitable relief in the form of an injunction or otherwise to restrain any such breach hereof by Seller. Nothing herein contained shall in any way be construed as limiting Buyer’s remedies in any way. Seller further agrees that Buyer will not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.7, and Seller irrevocably waives any right it may have to require Buyer to obtain, furnish or post any such bond or similar instrument.

(iii)    Seller acknowledges and agrees that the rights and remedies of Buyer under this Section 7.7, and the obligations and liabilities of Seller under this Section 7.7, are in addition to their respective rights, remedies, obligations and liabilities under applicable Law.

(g)    Modification. It is the intention and the agreement of Buyer and Seller that these provisions in this Section 7.7 shall be construed by the court in such a manner as to impose only those restrictions on Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Section 7.7. If a court of competent jurisdiction determines that this Section 7.7 is unenforceable in whole or in part because one or more provisions of this Section 7.7 is or are unreasonable, the court shall modify this Section 7.7 to the minimum extent necessary to render this Section 7.7 enforceable and shall enforce this Section 7.7 as modified. If the court determines that modification is not permissible under the law and the court shall refuse to enforce all of the separate covenants of this Section 7.7 because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Section 7.7, it is expressly understood and agreed by Seller and Buyer that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Section 7.7.

Section 7.8    Restrictions on Dissolution and Winding Up.

(a)    For a period of [***] following the Closing Date, without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (a) Seller shall not make any distributions to its stockholders or declare or pay any dividends on shares of Seller’s capital stock, (b) Seller shall not be wound up, liquidated or dissolved, or initiate any procedures or processes to be wound up, liquidated or dissolved, (c) Seller shall not file or cause to be filed on its behalf a petition in bankruptcy under any provisions of federal or state bankruptcy or insolvency Law or consent to the entry of an order for relief (or any other order with similar effect) under any involuntary bankruptcy proceedings (or any other similar proceedings under state law) commenced against Seller, and (d) Seller shall not seek or cause to be sought on its behalf, nor shall Seller consent to, the appointment of a trustee, receiver, liquidator, assignee for the benefit of creditors or other Person or official with similar duties with respect to the Seller or its assets.

(b)    Notwithstanding anything to the contrary in Section 7.8(a), Seller may seek the approval of its stockholders to give the board of directors of Seller the discretion to file, at a time chosen by the board of directors of Seller but no earlier than the date that is [***] following the Closing Date, a certificate of dissolution with the Secretary of State of Delaware in accordance with Section 275 of the Delaware General Corporation Law.

(c)    In the event that, in connection with any winding up, liquidation or dissolution, Seller creates or causes to be created a liquidating trust for the purposes of liquidating Seller’s assets, Seller shall, subject to Section 9.8, assign to such trust and such trust shall assume all of Seller’s rights, interests and obligations under this Agreement (including any obligations to indemnify the Buyer Indemnified Parties pursuant to Section 8), and Buyer shall have the right to enforce the provisions of this Agreement against such trust (including any rights to indemnification or offset pursuant to Section 8) as if such trust was named herein as Seller. No later than [***] prior to creating any such trust or effecting any such assignment, Seller shall provide Buyer with a copy of any trust agreement, assignment agreement, or other document or Contract evidencing such trust and such assignment so that Buyer can confirm compliance with this Section 7.8(c).

Section 7.9    Piggyback Registration.

(a)    Piggyback Rights. If, at any time on or after the Closing, Parent proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of Parent (or by Parent and by the shareholders of Parent), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to Parent’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of Parent or (iv) for a dividend reinvestment plan, then Parent shall give written notice of such proposed filing to Seller as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such offering, and (B) offer to Seller the opportunity to register the sale of such number of Registrable Shares as Parent may request in writing within five (5) days after receipt of such written notice (such registration, a “Piggyback Registration”). Parent shall, in good faith, cause such Registrable Shares to be included in such Piggyback Registration and shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Shares requested by Seller pursuant to this Section 7.9(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Parent included in such registration and to permit the sale or other disposition of such Registrable Shares in accordance with the intended method(s) of distribution thereof. If Seller proposes to distribute its Registrable Shares through an underwritten offering under this Section 7.9(a), Seller shall enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwritten offering by Parent.

(b)    Reduction of Piggyback Registration. If the managing underwriter or underwriters in an underwritten registration that is to be a Piggyback Registration, in good faith, advise Parent and Seller in writing that the dollar amount or number of Parent Shares that Parent desires to sell, taken together with (x) the Parent Shares, if any, as to which registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than Seller, (y) the Registrable Shares as to which a Piggyback Registration has been requested pursuant to Section 7.9(a), and (z) the Parent Shares, if any, as to which registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of Parent, exceeds the Maximum Number of Securities, then:

(i)    If the registration is undertaken for Parent’s account, Parent shall include in any such registration (A) first, the Parent Shares or other equity securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities, (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Shares of Seller exercising its rights to register its Registrable Shares pursuant to Section 7.9(a), which can be sold without exceeding the Maximum Number of Securities, and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Parent Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of Parent, which can be sold without exceeding the Maximum Number of Securities;

(ii)    If the registration is pursuant to a request by persons or entities other than Seller, then Parent shall include in any such registration (A) first, the Parent Shares or other equity securities, if any, of such requesting persons or entities, other than Seller, which can be sold without exceeding the Maximum Number of Securities, (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Shares of Seller exercising its rights to register the Registrable Shares pursuant to Section 7.9(a), which can be sold without exceeding the Maximum Number of Securities, (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Parent Shares or other equity securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities, and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Parent Shares or other equity securities for the account of other persons or entities that Buyer is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

(c)    Piggyback Registration Withdrawal. Seller has the right to withdraw from a Piggyback Registration for any reason or no reason whatsoever upon written notification to Parent and the underwriter or underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration. Parent (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, Parent shall be responsible for the expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 7.9(c).

Section 7.10    License to Seller; Conduct of Clinical Trial.

(a)    Effective as of the Closing, Buyer hereby grants to Seller a non-exclusive, non-transferable, fully paid (i) license under the Owned Product Intellectual Property that is necessary to complete and close out the Clinical Trial, and (ii) sublicense under the Licensed Intellectual Property Controlled by Buyer that is Product Intellectual Property and that is necessary to complete and close out the Clinical Trial, in each case (i) and (ii) solely to complete and close out the Clinical Trial in accordance with the protocol therefor as in existence as of the date hereof and the terms of this Section 7.10. Such license will terminate automatically upon the close-out of the Clinical Trial.

(b)    Seller may grant sublicenses under the license and, to the extent permitted by the applicable Inbound License, sublicense granted in the preceding subsection (a) solely to its Affiliates and to Third Party contractors conducting activities in connection with the Clinical Trial on behalf of Seller or its Affiliates; provided that Seller shall be responsible for all acts and omissions of its sublicensees and contractors. Seller shall not practice or permit any of its Affiliates or any Third Party to practice the Intellectual Property licensed in the preceding subsection (a) outside the scope of such license and sublicense.

(c)    Seller shall conduct the Clinical Trial (including the close-out thereof) in accordance with Laws. Seller shall not dose any subject in the Clinical Trial after the date hereof. Seller shall not use any Third Party contractor (including any clinical site) to conduct the Clinical Trial that was not used prior to the date hereof and disclosed to Buyer, without Buyer’s prior written consent.

(d)    Seller shall keep Buyer updated on the status and results of the Clinical Trial, on at least a Calendar Quarterly basis, and shall promptly respond to Buyer’s requests for information with respect to the Clinical Trial. Seller shall deliver copies of all data, results and reports related to the Clinical Trial (the “Clinical Trial Results”) promptly after availability thereof. Seller shall promptly assign and hereby assigns to Buyer, effective as of the Closing, all of its and its Affiliates’ right, title and interest in, to and under the Clinical Trial Results and any Intellectual Property resulting from or generated in connection with the Clinical Trial, all of which shall thereafter be deemed “Transferred Assets” for all purposes.

(e)    Seller shall not publish or otherwise publicly disclose any of the Clinical Trial Results without Buyer’s approval of the content and timing of such disclosure; provided that Seller may disclose the Clinical Trial Results to the extent required by Laws, and in such case will provide Buyer with as much advance notice of such disclosure as practicable.

SECTION 8

INDEMNIFICATION

Section 8.1    Survival.

(a)    Except as otherwise provided herein, all representations and warranties of Seller contained in this Agreement or made pursuant hereto (other than the Fundamental Representations) will remain operative and in full force and effect until the expiration of the eighteen (18)-month period following the Closing Date. The Fundamental Representations will remain operative and in full force and effect until 60 days following the expiration of the statute of limitations appliable to the subject matter of such representations. The representations and warranties of Buyer contained in this Agreement or made pursuant hereto (other than any Fundamental Representations) shall not survive the Closing. The covenants and agreements of the Parties contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing Date shall survive the Closing for the period provided in such covenants and agreements.

(b)    Notwithstanding anything herein to the contrary, any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 8.1(a) if notice of the breach thereof giving rise to such right of indemnification shall have been given at or prior to the time at which such representation, warranty, covenant or agreement would have otherwise expired pursuant to Section 8.1(a).

Section 8.2    Indemnification by Seller. Subject to Section 8.4, Seller hereby agrees that, from and after the Closing Date, Seller shall indemnify Buyer and its Affiliates and their respective directors, officers and employees (the “Buyer Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such parties for, any Losses to the extent such Losses arise from or in connection with the following:

(a)    any breach of any representation or warranty of Seller set forth in SECTION 5;

(b)    any breach by Seller of any of its covenants, agreements or obligations to be performed following the Closing contained in this Agreement; or

(c)    any and all Excluded Liabilities or Excluded Assets.

Section 8.3    Indemnification by Buyer. Subject to Section 8.4, Buyer hereby agrees that, from and after the Closing Date, Buyer shall indemnify Seller and its Affiliates and their respective directors, officers and employees (the “Seller Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such parties for, any Losses to the extent such Losses arise from or in connection with the following:

(a)    any breach of a Fundamental Representation of Buyer;

(b)    any breach by Buyer of any of its covenants, agreements or obligations to be performed following the Closing contained in this Agreement; or

(c)    any and all Assumed Liabilities.

Section 8.4    Limitations.

(a)    The amount of any Losses for which either Seller or Buyer, as the case may be, is liable under this SECTION 8 shall be reduced by the amount of any insurance proceeds actually paid to the Indemnified Party (as defined herein) less any costs and expenses, including any deductibles, costs of recovery and insurance premium increases directly attributable to such Losses. The Indemnified Party is not obligated to pursue recovery under any insurance policy.

(b)    Subject to Section 8.4(d), Seller shall not be required to indemnify the Buyer Indemnified Parties under Section 8.2(a) for an aggregate amount of Losses exceeding [***] (other than for breaches of the Fundamental Representations of Seller). Seller shall not be required to indemnify any Person under Section 8.2(a) for an aggregate amount of Losses exceeding the Purchase Price actually paid to Seller under this Agreement for breaches of the Seller Fundamental Representations. Subject to Section 8.4(d), Buyer shall not be required to indemnify any Person for an aggregate amount of Losses exceeding the Purchase Price actually paid to Seller. Seller shall not be required to indemnify any Person for any Losses pursuant to Section 8.2(a) (other than with respect to the Fundamental Representations of Seller) until the aggregate amount of the Buyer Indemnified Parties Losses exceed [***] (the “Basket”), after which the Buyer Indemnified Parties shall be entitled to recover in accordance with this Agreement all such Losses exceeding the Basket.

(c)    Subject to Section 8.4(d), the right of the Buyer Indemnified Parties and the Seller Indemnified Parties under this SECTION 8 shall be the sole and exclusive monetary remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties, as the case may be, with respect to matters covered hereunder, including Third Party claims relating to the Transferred Assets, Assumed Liabilities or Excluded Liabilities.

(d)    Notwithstanding anything herein to the contrary, nothing in this SECTION 8 shall limit any remedy that a Buyer Indemnified Party or Seller Indemnified Party, as applicable, may have against any Person for Fraud, Willful Breach or in accordance with Section 9.13.

(e)    Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that any and all due diligence conducted with respect to the transaction, the Transferred Assets or the Business shall not in any way limit the rights of the Seller Indemnified Parties or the Buyer Indemnified Parties to make a claim for indemnification hereunder.

(f)    For purposes of determining (i) whether a breach of a representation or warranty exists for purposes of this SECTION 8 or (ii) the amount of Losses arising from a breach for which a Buyer Indemnified Party is entitled to indemnification under this SECTION 8, all qualifications contained in the representations and warranties of Buyer contained in this Agreement that are based on materiality (including all usages of “material” or similar qualifiers) will be disregarded.

(g)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no indemnification obligation for any Taxes of the Business or Transferred Assets resulting from any action taken by Buyer or its Affiliates after the Closing on the Closing Date outside the Ordinary Course of Business in respect of the Business or Transferred Assets unless otherwise expressly contemplated by this Agreement.

Section 8.5    Procedure.

(a)    Any Person seeking indemnification provided for under this SECTION 8 (an “Indemnified Party”) in respect of, arising out of or involving a claim made by any Person (other than a Party hereto) against an Indemnified Party (a “Third Party Claim”), shall promptly notify the indemnifying Party in writing of the Third Party Claim; provided, that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying Party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third Party Claim.

(b)    If a Third Party Claim is made against an Indemnified Party, the indemnifying Party shall be entitled at its election and its cost to assume the defense of such Third Party Claim with counsel selected by the indemnifying Party; provided, that, the indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Party Claim and to discharge any cost or expense arising out of such investigation, contest or settlement. If the indemnifying Party assumes such defense, the Indemnified Party shall nonetheless have the right to employ counsel separate from the counsel employed by the indemnifying Party; provided, that the indemnifying Party shall not be liable to such Indemnified Party for any fees of such separate counsel with respect to the defense of such Third Party Claim, unless the employment and reimbursement of such separate counsel is authorized by the indemnifying Party in writing. If the indemnifying Party does not assume such defense, and for any period during which the indemnifying Party has not assumed such defense, the indemnifying Party shall be liable for the reasonable fees and expenses of one single counsel (in addition to reasonable fees and expenses of local counsel required in jurisdictions not central to the Third Party Claim) employed (and reasonably acceptable to the indemnifying Party) by such Indemnified Party (which reasonable fees and expenses shall be considered Losses for purposes of this Agreement). If the indemnifying Party chooses to defend a Third Party Claim or prosecute a claim in connection therewith, each Indemnified Party shall provide all cooperation as is reasonably requested by the indemnifying Party In such defense or prosecution.

(c)    Notwithstanding anything to the contrary in this Section 8.5, no Party may settle, compromise or discharge, or make any reasonable admission of liability with respect to, such Third Party Claim other than for money damages only without the prior written consent of the other Party, subject to such Party paying or causing to be paid all amounts arising out of such settlement or obtaining and delivering to such other Party, prior to the execution of such settlement, a general release prepared and executed by all Persons bringing such Third Party Claim.

(d)    An indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if the Third Party Claim (A) relates to or arises in connection with any criminal Proceeding, or (B) seeks an injunction or other equitable relief against any Indemnified Party.

Section 8.6    Notification of Claims for Indemnification. Promptly after the incurrence of any Losses by any Seller Indemnified Party or Buyer Indemnified Party, such Seller Indemnified Party or Buyer Indemnified Party shall promptly give the party from whom indemnification is sought written notice thereof; provided, however, that the delay or failure to so notify the indemnifying Party shall only relieve the indemnifying Party of its obligations to the extent, if at all, it is materially prejudiced by reason of such delay or failure. Each written notice for indemnification shall be in writing and shall describe with reasonable specificity, and to the extent known by the applicable Seller Indemnified Party or Buyer Indemnified Party, the nature and amount of the indemnifiable claim.

Section 8.7    Tax Treatment of Indemnification Payments. Seller and Buyer agree to treat any indemnification payment made pursuant to this SECTION 8 as an adjustment to the Purchase Price for U.S. federal, state and local and non-U.S. income Tax purposes, except to the extent otherwise required by applicable Law.

Section 8.8    Right of Set Off. Buyer may secure payment for any Losses as a result of, arising out of or relating to Section 8.2, through set off of amounts owed to Seller (or any assignee of Seller, including any liquidating trust) in respect of the Milestone Payment and/or Royalties, subject always to the limitations in Section 8.4 and the provisions of Section 8.5 and Section 8.6.

SECTION 9

GENERAL PROVISIONS

Section 9.1    Expenses. Except as may be otherwise specified in the Transaction Agreements or the Term Sheet, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by the Party incurring such costs and expenses (or the Party on whose behalf such costs and expenses have been incurred), irrespective of when incurred or whether or not the Closing occurs or this Agreement is terminated.

Section 9.2    Notices. All notices and other communications under or by reason of the Transaction Agreements shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed or (c) upon delivery by overnight courier service, in each case to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 9.2):

if to Seller, to:

IconOVir Bio, Inc.

689 5th Avenue, 12th Floor

New York, NY 10022

Attention: Legal Department

Email:         [***]

with a copy (which shall not constitute notice) to:

Frederikson & Byron, P.A.

60 South Sixth Street, Suite 1500

Minneapolis, MN 55402

Attention: Christopher Melsha

Email:         cmelsha@fredlaw.com

if to Parent or Buyer, to:

UroGen Pharma Ltd.

400 Alexander Park

Princeton, NJ 08540

Attention: Jason Smith

Email:         [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

Attention: Barbara Borden

Email:         bborden@cooley.com

Section 9.3    No Other Representations.

(a)    Except as expressly set forth in the representations and warranties made in SECTION 6 or any certificate delivered pursuant to this Agreement, neither Buyer nor any other Person makes any express or implied representation or warranty with respect to Buyer or its business, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in SECTION 6 or any certificate delivered pursuant to this Agreement, neither Buyer nor any other Person makes or has made any representation or warranty to Seller or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or similar prospective information relating to Buyer or its business or (ii) except as expressly set forth in the representations and warranties made in SECTION 6 or any certificate delivered pursuant to this Agreement, any oral or written information presented or made available (including in any “data room”) to Seller or any of its Affiliates or representatives in the course of their due diligence investigation of Buyer, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    Except as expressly set forth in the representations and warranties made in SECTION 5 or any certificate delivered pursuant to this Agreement, neither Seller nor any other Person makes any express or implied representation or warranty with respect to Seller or its business, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Seller hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in SECTION 5or any certificate delivered pursuant to this Agreement, neither Seller nor any other Person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or similar prospective information relating to Seller or its business or (B) except as expressly set forth in the representations and warranties made in SECTION 5 or any certificate delivered pursuant to this Agreement, any oral or written information presented or made available (including in any “data room”) to Buyer or any of its Affiliates or representatives in the course of their due diligence investigation of Seller, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

Section 9.4    Public Announcements. Neither Party shall issue any press release or make any public announcement with respect to any of the Transaction Agreements without the prior written consent of the other Party, except as may be required by Law or the rules and regulations of any national securities exchange upon which the securities of a Party are listed, in which case the Party proposing or required to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other Party before making any such public announcements and incorporate the reasonable comments timely made by the other Party in good faith. Notwithstanding the foregoing, neither Seller nor Buyer will be required to obtain the prior approval of or consult with the other Party in connection with any such press release or public announcement if it consists solely of information previously disclosed in all material respects in a previously distributed press release or public announcement made in accordance with this Section 9.3.

Section 9.5    Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any applicable Law or as a matter of public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. If the final judgement of a court of competent jurisdiction or other Governmental Authority declares that any term or other provision hereof is invalid, illegal or unenforceable, Seller and Buyer agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 9.6    Counterparts. This Agreement may be executed in one or more counterparts, and signature pages may be delivered by portable document format (PDF), DocuSign or any other electronic signature complying with the U.S. federal ESIGN Act of 2000, each of which shall be deemed an original, but all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 9.7    Entire Agreement. This Agreement (including the Schedules) and the other Transaction Agreements (and all exhibits and schedules hereto and thereto), the Term Sheet and the Confidentiality Agreement collectively constitute and contain the entire agreement and understanding of Seller and Buyer with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and Contracts, whether written or oral, between the Parties and thereto respecting the subject matter hereof and thereof.

Section 9.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either Party, without the prior written consent of the other Party, except that either Party may assign any or all of its rights and obligations under this Agreement to any of its Affiliates or to a successor in interest in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement and Seller may assign its rights, interests and obligations under this Agreement to a liquidating trust pursuant to Section 7.8(c), in each case upon prior written notice to the other Party; provided, that no such assignment shall release a Party from any Liability or obligation under this Agreement. Any attempted assignment in violation of this Section 9.8 shall be void ab initio. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.

Section 9.9    No Third-Party Beneficiaries and Affiliates. Except as provided for herein, this Agreement is for the sole benefit of the Persons specifically named in the preamble to this Agreement as Parties and their permitted successors and assigns, no Party hereto is acting as an agent for any other Person not named herein as a party hereto, and nothing in this Agreement or any other Transaction Agreements, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Each Party will be responsible for ensuring that its Affiliates act in accordance with its obligations under this Agreement.

Section 9.10    Amendment; Waiver. No provision of this Agreement or any other Transaction Agreement may be amended, supplemented or modified, including any Schedules thereto, except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement. No consent from any Indemnified Party under Section 8.5 (in each case other than the Parties) shall be required to amend this Agreement. At any time before the Closing, either Seller or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Person, (b) waive any breaches or inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement, but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such waiver shall be in a written instrument duly executed by the waiving Party. No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy under any Transaction Agreement except as expressly set forth in this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.11    Schedules. Any disclosure with respect to a Section of this Agreement, including any Section of the Schedules, shall be deemed to be disclosed for purposes of other Sections of this Agreement, including any Section of the Schedules, to the extent that the relevance of such disclosure would be reasonably apparent to a reader of this Agreement and such disclosure. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Schedules, shall be construed as an admission of Liability or an indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

Section 9.12    Governing Law; Submission to Jurisdiction.

(a)    This Agreement and each other Transaction Agreement and all Proceedings (whether at Law, in contract, tort or otherwise, or in equity) that may be based upon, arise out of or relate to this Agreement, or any other Transaction Agreement or the negotiation, execution or performance of this Agreement or any other Transaction Agreement or the inducement of any party to enter into any Transaction Agreement, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), shall be governed by and enforced in accordance with the internal laws of the State of Delaware applicable to Contracts made and performed in such State without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

(b)    The Parties hereby irrevocably submit to the exclusive jurisdiction the U.S. District Court for the District of Delaware (where federal jurisdiction exists) or the Court of Chancery of the State of Delaware sitting in the New Castle County (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts, in each case, over any Transaction Dispute and each Party hereby irrevocably agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Transaction Dispute brought in such court or any defense of inconvenient forum for the maintenance of such Transaction Dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)    Each of the Parties hereby consents to process being served by any Party to this Agreement in any Proceeding by the delivery of a copy thereof in accordance with the provisions of Section 9.2 other than by electronic mail.

(d)    The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Transaction Dispute.

Section 9.13    Specific Performance. Each Party hereto acknowledges and agrees that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no adequate remedy other than specific performance might exist at law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, it is agreed that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at Law or in equity. Such remedies shall, however, be cumulative with and not exclusive of and shall be in addition to any other remedies which any Party may have under this Agreement, or at Law or in equity or otherwise, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Seller or Buyer otherwise have an adequate remedy at Law.

Section 9.14    Rules of Construction. Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, and paragraph are references to the Articles, Sections and paragraphs to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (d) references to “$” shall mean Dollars; (e) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive unless clearly indicated and the occasional inclusion of “and/or” will not change this interpretation; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Seller and Buyer have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (k) a reference to any Person includes such Person’s permitted successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) each of the representations and warranties of the Parties set forth herein shall be deemed to have been made as of the date such representation and warranty is made hereunder; (o) any reference to any particular Code section or Law shall be interpreted to include any amendment thereof and any revision of or successor to that section regardless of how it is numbered or classified and (p) the word “will” shall have the same meaning as “shall”. Further, prior drafts of this Agreement or the other Transaction Agreements or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the other Transaction Agreements shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of such prior drafts.

Section 9.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY TRANSACTION DISPUTE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

Section 9.16    Admissibility into Evidence. All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Transaction Dispute (a) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any Proceeding for the resolution of the Transaction Dispute.

[Signature Page Follows]

In Witness Whereof, the Parties have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

IconOVir Bio, Inc.

By:	/s/ Mark McCamish

Name: Mark McCamish

Title: President and Chief Executive Officer

Urogen Pharma Ltd.

By:	/s/ Christopher Degnan

Name: Christopher Degnan

Title: Chief Financial Officer

Urogen Pharma, Inc.

By:	/s/ Christopher Degnan

Name: Christopher Degnan

Title: Chief Financial Officer

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This Amendment No. 1 to the Asset Purchase Agreement (the “First Amendment”), is made and entered into as of March 18, 2025, by and between UroGen Pharma Ltd., a company organized under the laws of Israel (“Parent”), UroGen Pharma, Inc., a Delaware corporation (“Buyer”), and IconOVir Bio, Inc., a Delaware corporation (“Seller”), and that amends that certain Asset Purchase Agreement (the “Agreement”), by and between the Parties;

WHEREAS, Seller, Parent, and Buyer entered into the Agreement on February 14, 2025;

WHEREAS, pursuant to Section 9.10 of the Agreement, Seller, Parent, and Buyer now desire to amend the Agreement in the manner set forth herein; and

WHEREAS, capitalized terms used in this First Amendment, but not otherwise defined herein, are used herein with the respective meanings ascribed to such terms under the Agreement.

NOW THEREFORE, in consideration of the Parties’ respective covenants, representations, warranties, and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

1.         The Parties agree to the following amendment to the Agreement.

(a)

Disclosure Schedule, Section 2.2(a)(i). Section 2.2(a)(1) of the Disclosure Schedule accompanying the Agreement is hereby deleted in its entirety and replaced with Section 2.2(a)(1), Transferred Contracts attached to this First Amendment.

2.         The Parties hereby confirm that the [***], are Transferred Contracts under the Agreement.

3.         Except as otherwise expressly provided in this First Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect. This First Amendment shall form a part of the Agreement for all purposes.

4.         This First Amendment may be executed in counterparts (which may, but need not be, by electronic transmission), each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument

[Signature Page Follows]

1

In Witness Whereof, the Parties have caused this First Amendment to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

IconOVir Bio, Inc.

By: /s/Mark McCamish

Name: Mark McCamish

Title: President and Chief Executive Officer

Urogen Pharma Ltd.

By: /s/Christopher Degnan

Name: Christopher Degnan

Title: Chief Financial Officer

Urogen Pharma, Inc.

By: /s/Christopher Degnan

Name: Christopher Degnan

Title: Chief Financial Officer

2